__________________________________________

AGREEMENT FOR THE SALE AND TRANSFER OF

CERTAIN SHARES RELATING TO THE ERA

GROUP

__________________________________________

Sale and Transfer Agreement

between

era GmbH & Co.KG,
represented by its sole general partner (Komplementär)
era Verwaltungs GmbH
(era GmbH & Co.KG hereinafter referred to as the "Seller"),

and

Mr. Erich Gottlieb Aichele
(hereinafter referred to as "Mr. Aichele" or the "Seller's Guarantor")

and

Dr. Peter Baumgartner
(hereinafter referred to as "Dr. Baumgartner")

and

Pulse GmbH
(hereinafter referred to as "Purchaser 1"),

and

CST Electronics Co., Ltd.
(hereinafter referred to as "Purchaser 2")

and

Drew Moyer
(hereinafter referred to as "Purchaser 3")

(Purchasers 1, 2 and 3 hereinafter collectively referred to as the "Purchasers"; the Seller, Mr. Aichele, Dr. Baumgartner and the Purchasers hereinafter collectively referred to as the "Parties", and each of them as a "Party")

dated November 28, 2005

Recitals

A. The Seller is a limited partnership (GmbH & Co. KG) with registered offices in Bretten, Germany, which is registered in the commercial register (Handelsregister) of the Local Court (Amtsgericht) of Bruchsal under HRA 507-Br, and represented by its sole general partner era Verwaltungs GmbH with registered offices in Bretten, Germany, which is registered with the commercial register (Handelsregister) of the Lower Court of Bruchsal under HRB 921-Br. The Seller is the top holding company of a group of companies affiliated within the meaning of Sections 15 et seq. of the German Stock Corporation Act (Aktiengesetz, AktG), (collectively the "Seller's Group" and companies affiliated with another company within the meaning of Sections 15 et seq. AktG hereinafter "Affiliated Companies" of the respective other company) their field of activity being the production and distribution of electrical products for the automotive and electrical industry.

B. Purchasers 1 and 2 are companies forming part of the Technitrol group of companies (the "Technitrol Group") which is active in the business of electronic components and electrical contact products. Purchaser 1 is a limited liability company (Gesellschaft mit beschränkter Haftung) duly organized under the laws of Germany with registered offices in Rodgau, Germany, and registered with the Commercial Register of the Lower Court of Offenbach am Main under HRB 21908. Purchaser 2 is a limited liability company duly organized under the laws of Hong Kong. Purchaser 3 is Senior Vice President and Chief Financial Officer of Technitrol Inc., PA, USA.

C. Mr. Aichele and Dr. Baumgartner, collectively, are the sole shareholders of the Seller with Mr. Aichele holding 90 % and Dr. Baumgartner holding 10 % of all of the shares in the Seller.

D. The Seller currently owns (directly or indirectly) the shares in, inter alia, the following legal entities (as set forth in more detail in Section 1 below):

Name	Registration details	Definition in this Agreement
era-Elektrotechnik GmbH, Herrenberg, Germany	AG Böblingen, HRB 1276	Era Elektrotechnik
era PowerTrain GmbH, Meinerzhagen, Germany	AG Iserlohn, HRB 3354	Era PowerTrain
era GmbH, Herrenberg, Germany	AG Böblingen, HRB 5966	Era GmbH
BREMI Auto-Elektrik Bremiker GmbH & Co. KG, Meinerzhagen, Germany	AG Iserlohn, HRA 2666	BREMI
FEM Fahrzeug Elektrik GmbH, Münchhausen, Germany	AG Marburg HRB 1416	FEM
BREMI Auslandsholding GmbH Kierspe, Germany	AG Iserlohn HRB 3526	Auslandsholding
EMC Test NRW GmbH, Dortmund, Germany	AG Dortmund, HRB 11572	EMC
Tunera S.A.R.L., Menzel Djemil/Bizetea, Tunisia	Bizerte, B 146051997	Tunera
eraplast S.A.R.L., Tunisia	Bizerte B 18822003	Eraplast Tunisia

E. The Seller and Mr. Aichele intend to sell and transfer and the Purchasers intend to purchase and to be transferred certain shares and assets as set out in Recitals F and G below (all shares referred to in Recital F and G, including the shares indirectly held in EMC and Eraplast Tunisia, collectively the "Group Shares"; the companies to which the Group Shares relate collectively the "Target Companies"; the Target Companies and the businesses to which the Group Shares relate together with the assets referred to in Recital H collectively the "Era Business").

F. The Seller intends to sell and transfer all of its shares in Era Elektrotechnik, Era PowerTrain, and Era GmbH, as well as its shares in FEM and Auslandsholding and its interests in BREMI (the "German Era Companies) to Purchaser 1 and thereby also intends to indirectly sell and transfer certain shares held by Era Elektrotechnik in Eraplast Tunisia and by Era PowerTrain in EMC to Purchaser 1 (the businesses of the German Era Companies and of EMC collectively the "German Era Business") and Purchaser 1 wishes to purchase and to be transferred the shares in the German Era Companies. FEM, BREMI and Auslandsholding (collectively the "BREMI Companies") are currently in the process of being merged into Era PowerTrain. Should these mergers be validly completed prior to or at the Closing, the sale and transfer of the shares and interests in the BREMI Companies contemplated under Sections 1.4 and 1.6, respectively, will become obsolete without having any impact on any of the provisions of this Agreement.

G. The Seller intends to sell and transfer all of its shares in Tunera to Purchaser 2. Mr. Aichele intends to sell and transfer all of his shares in Tunera to Purchaser 3. Purchaser 2 and Purchaser 3 wish to purchase and to be transferred these shares, which, together with the indirect acquisition of the shares in Eraplast Tunisia by Purchaser 1, is intended to result in the sale and transfer of all of the Seller's and Mr. Aichele's shares in both Eraplast Tunisia and Tunera (collectively the "Tunisian Era Companies" and the businesses relating to such shares the "Tunisian Era Business").

H. The Seller intends to sell and transfer to the Target Companies, prior to or at the Closing Date, certain IP rights required to continue to conduct the Era Business (the "Seller IP Rights").

I. The Seller further intends to ensure that it will have achieved a separation from Tunera of certain assets which, as of the date of this Agreement, prior to or at the Closing Date, form part of the cable shield business conducted at Tunera (the "Excluded Cable Shield Assets") (the "Cable Shield Exclusion"). For an interim period of three months, the Parties intend to enter into a tolling agreement ensuring a seamless separation of Seller's cable shield business.

NOW, THEREFORE, the Parties, and the Guarantors agree as follows:

Section 1
Sale and Transfer of the Shares in the German Era Companies

1.1 Particulars of the German Era Companies

1.1.1 Era Elektrotechnik is a limited liability company (Gesellschaft mit beschränkter Haftung) duly organized under the laws of Germany with registered offices in Herrenberg, Germany, and registered with the Commercial Register of the Lower Court of Böblingen under HRB 1276.

1.1.2 Era PowerTrain is a limited liability company duly organized under the laws of Germany with registered offices in Meinerzhagen, Germany, and registered with the Commercial Register of the Lower Court of Iserlohn under HRB 3354.

1.1.3 Era GmbH is a limited liability company duly organized under the laws of Germany with registered offices in Herrenberg, Germany, and registered with the Commercial Register of the Lower Court of Böblingen under HRB 5966.

1.1.4 FEM is a limited liability company (Gesellschaft mit beschränkter Haftung) duly organized under the laws of Germany with registered offices in Münchhausen, Germany, and registered with the Commercial Register of the Lower Court of Marburg under HRB 1416.

1.1.5 BREMI is a limited partnership (Kommanditgesellschaft) with BREMI Fahrzeug-Elektrik GmbH (having its registered offices in Kierspe, Germany and registered with the Commercial Register of the Lower Court of Iserlohn under HRB 3438)) as a general partner (Komplementär), duly organized under the laws of Germany and registered with the Commercial Register of the Lower Court of Iserlohn under HRA 2666.

1.1.6 Auslandsholding is a limited liability company duly organized under the laws of Germany with registered offices in Kierspe and registered with the Commercial Register of the Lower Court of Iserlohn under HRB 3526, with a registered share capital of DEM 100,000.00, of which the Seller currently holds one share with a par value of DEM 75,000.00 representing 75% of all shares.

1.2 Registered Share Capital of the German Era Companies

1.2.1 The registered share capital (Stammkapital) of Era Elektrotechnik amounts to DEM 1,000,000 and is divided into the following shares, all of which are held by the Seller:

(1) one share with a par value (Nennbetrag) of DEM 900,000,

(2) one share with a par value of DEM 100,000.

1.2.2 The registered share capital of Era PowerTrain amounts to EUR 261,000 and the single one share in Era PowerTrain with a par value in the aforementioned amount is held by the Seller.

1.2.3 The registered share capital of Era GmbH amounts to EUR 25,000 and the single one share in Era GmbH with a par value in the aforementioned amount is held by the Seller.

1.2.4 The registered share capital of FEM amounts to EUR 62,000 and the single one share in FEM with a par value in the aforementioned amount is held by the Seller.

FEM currently holds one share with the par value of DEM 25,000, representing 25% of all shares in Auslandsholding.

1.2.5 The registered contribution (Haftsumme) of and the interest in BREMI amounts to EUR 306,775.13 of which an amount of EUR 306,675.13 is held by the Seller and an amount of EUR 100 is held in trust by BREMI Fahrzeug-Elektrik GmbH for the Seller. One day after the registration of the merger between BREMI and Era PowerTrain as described in Recital F, Seller will, by anticipated transfer (Übertragung eines künftigen Geschäftsanteils), automatically acquire a future share with a par value of EUR 100 in Era PowerTrain which BREMI Fahrzeug-Elektrik GmbH will have acquired in exchange for its current interest in BREMI (the "BREMI Minority Share").

1.2.6 All issued shares in the German Era Companies are hereinafter referred to as the "German Era Companies Shares", regardless of whether the number and par value of such shares correspond to the particulars given in this Section 1.2.

1.3 Participations of the German Era Companies

1.3.1 Era Elektrotechnik currently holds shares with a par value of TND 5,100 (representing 51% of all of the shares) in Eraplast Tunisia, a limited liability company (Societé à Responsabilité Limitée) duly organized under the laws of Tunisia with registered offices at Bizerte, Tunisia, and registered with the Commercial Register (Registre de Commerce et des Societés) in Bizerte under number B 18822003 with a share capital (capital social) of TND 10,000. The remaining shares with a par value of TND 4,900 (representing 49% of all the shares) are currently held by Mr. Andreas Wagner (the "Wagner Eraplast Shares") but will be acquired by Era Elektrotechnik and/or another Target Company prior to or at the Closing Date.

1.3.2 Era PowerTrain currently holds one share with a par value of DEM 58,000 representing 11.6% (the "EMC Share") of all of the shares in EMC, a limited liability company duly organized under the laws of Germany with registered offices in Dortmund and registered with the Commercial Register of the Lower Court of Dortmund under HRB 11572, with a registered share capital of DEM 500,000.

1.4 Sale and Purchase of the German Era Companies Shares

The Seller hereby offers (bietet an) to sell the German Era Companies Shares (including the BREMI Minority Share) to Purchaser 1 upon the terms and conditions of this Agreement. Purchaser 1 hereby accepts (nimmt an) this offer. Each of the offers and acceptances with regard to the shares of FEM and Auslandsholding and the interests in BREMI is subject to the condition subsequent (auflösende Bedingung) that the mergers of FEM, Auslandsholding and BREMI, respectively, with Era PowerTrain will have been validly completed prior to the Closing Date.

1.5 Profit Entitlement, Ancillary Rights

The sale and purchase of the German Companies Shares (including the BREMI Minority Share) pursuant to Section 1.4 above shall include all claims and other rights attaching to the German Era Companies Shares, including the right to receive profits (Gewinnbezugsrecht) for the current and all future financial years (Geschäftsjahre) of the German Era Companies and the right to receive any profits of the German Era Companies which have not yet been distributed.

1.6 Transfer of the German Era Companies Shares

The Seller hereby offers (bietet an) to transfer by way of assignment of shares (Geschäftsanteilsabtretung) the German Era Companies Shares including the BREMI Minority Share to the Purchaser subject to the condition precedent (unter der aufschiebenden Bedingung) of payment of the Preliminary Purchase Price in accordance with Section 5. Purchaser 1 hereby accepts (nimmt an) this offer. Each of the offers and acceptances with regard to the shares of FEM and Auslandsholding and the interest in BREMI is subject to the condition subsequent (auflösende Bedingung) that the mergers of FEM, Auslandsholding or BREMI, respectively, into Era PowerTrain will have been validly completed prior to the Closing Date.

1.7 Consents; Releases

1.7.1 By a resolution dated November 22, 2005, a copy of which is attached as Annex 1.7.1, the shareholders' meeting (Gesellschafterversammlung) of the Seller unanimously and irrevocably consented to the sale and transfer of the German Era Companies Shares including the BREMI Minority Share to Purchaser 1.

1.7.2 By resolutions dated November 20, 2005, a copy of each of which is attached as Annex 1.7.2, the shareholders' meeting (Gesellschafterversammlung) of each of the German Era Companies (except EMC) unanimously and irrevocably consented to the sale and transfer of the respective German Era Companies Shares including the BREMI Minority Share to Purchaser 1.

Section 2
Sale and Transfer of the Shares in Tunera

2.1 Particulars of Tunera

Tunera is a limited liability company (Societé à Responsabilité Limitée) duly organized under the laws of Tunisia with registered offices at Bizerte, Tunisia, and registered with the Commercial Register (Registre de Commerce et des Societés) in Bizerte under number B 146051997. The share capital (capital social) of Tunera amounts to TND 15,000.

2.2 Registered Share Capital of Tunera

The registered share capital (capital social) of Tunera amounts to TND 15,000 and is divided into the following shares, all of which are held by the Seller and Mr. Aichele:

(1) 1,497 shares with a par value of TND 10 each, which are held by the Seller (the "Seller Tunera Shares"),

(2) three shares with a par value of TND 10 each, which are held by Mr. Aichele (the "Mr. Aichele Tunera Shares")

(the Seller Tunera Shares and the Mr. Aichele Tunera Shares collectively the "Tunera Shares").

2.3 Sale and Purchase of the Tunera Shares

The Seller hereby offers (bietet an) to sell the Seller Tunera Shares to Purchaser 2 upon the terms and conditions of this Agreement. Purchaser 2 hereby accepts (nimmt an) this offer.

Mr. Aichele hereby offers (bietet an) to sell the Mr. Aichele Tunera Shares to Purchaser 3 upon the terms and conditions of this Agreement. Purchaser 3 hereby accepts (nimmt an) this offer.

2.4 Profit Entitlement, Ancillary Rights

The sale and purchase of the Tunera Shares pursuant to Section 2.3 above shall include all claims and other rights attaching to the Tunera Shares, including the right to receive profits (le droit aux dividends) for the current and all future financial years (exercice social) of Tunera and the right to receive any profits of Tunera which have not yet been distributed.

2.5 Transfer of the Tunera Shares

2.5.1 The Seller and Purchaser 2 shall effect the transfer of the Seller Tunera Shares to Purchaser 2 prior to or at the Closing Date by way of valid and binding execution of a separate transfer agreement (the "Seller Tunera Shares Transfer Agreement").

2.5.2 Mr. Aichele and Purchaser 3 shall effect the transfer of the Mr. Aichele Tunera Shares to Purchaser 3 prior to or at the Closing Date by way of valid and binding execution of a separate transfer agreement (the "Mr. Aichele Tunera Shares Transfer Agreement").

2.6 Consents

By a resolution dated November 22, 2005, a copy of which is attached as Annex 2.6, the shareholders' meeting (Gesellschafterversammlung) of the Seller unanimously and irrevocably consented to the sale and transfer of the Seller Tunera Shares to Purchaser 2.

Section 3
Interim Period

3.1 No Deviation from the Ordinary Course of Business

3.1.2 From the date of this Agreement through the Closing Date (as defined in Section 4.1.1), the Seller shall ensure that the Era Business is operated only in the ordinary course of business, with the standard of care of a prudent merchant and consistent with prior practice and that there is no deviation from this ordinary course of business (except as expressly provided for in this Agreement or as otherwise expressly consented to in writing by any of the Purchasers). In particular, without limiting the foregoing, the Seller shall ensure that there is no deviation from this ordinary course of business (except as expressly provided for in this Agreement or as otherwise expressly consented to in writing by any of the Purchasers) by

(1) incurring any obligation (schuldrechtliche Verpflichtung) or liability (Haftung) exceeding the amount of EUR 10,000 in the individual case, except current trade payables in connection with the purchase of goods or services in the ordinary course of business (im gewöhnlichen Geschäftsbetrieb) and consistent with prior practice;

(2) mortgaging (Bestellung einer Hypothek oder Grundschuld), pledging (Verpfändung), assigning or transferring for security purposes (Sicherungsabtretung oder Sicherungsübereignung) or subjecting to liens (Grundpfandrechte), charges (dingliche Belastungen) or any other encumbrances (dingliche Belastung) any of its tangible or intangible assets (materiellen oder immateriellen Vermögensgegenständen) -- whether to be shown in the balance sheet or not (bilanzierungsfähig) --, in each case except as in accordance with the ordinary course of business and consistent with prior practice;

(3) taking up any loans (Darlehen) or credits (Kredit) or receiving other financing (Erhalt anderer Fremdfinanzierungen);

(4) establishing any entity (Gründung von Tochtergesellschaften); acquiring or selling any participation (Erwerb oder Veräußerung von Gesellschaftsbeteiligungen) (including silent partnerships) in other entities or incurring the obligation to acquire or sell such participation;

(5) entering into any company collective bargaining agreement (Tarifvertrag);

(6) performing any acts (Handlungen), or failing to perform any acts (Unterlassungen), which would result in an increase of cash or cash equivalents (within the meaning of Sections 298, 266 para. 2 lit. B IV German Commercial Code (Handelsgesetzbuch), "Cash"), except if in the ordinary course of business and consistent with prior practice; in particular, the collection and sale of receivables (Forderungen aus Lieferung und Leistung), and the making of capital expenditures (Investitionen) shall only occur in a manner and at a time consistent with prior practice;

(7) commencing any new branches of business (Geschäftszweig), abandoning of branches and closing of industrial premises or offices (Betriebsstätten);

(8) canceling, terminating or materially amending or modifying any Material Agreeement;

(9) paying of any open or hidden dividends (Dividenden) or making any other distribution (Ausschüttung);

(10) increasing or reducing the Target Companies' respective share capital (Kapitalerhöhung oder Kapitalherabsetzung), or issuing, granting or selling any options, rights or warrants with respect to shares;

(11) entering into real estate transactions of any kind (Erwerb oder Veräußerung oder Belastung von Immobilien) and concluding, amending or prolonging any lease agreements relating to real estate (Immobilienleasingverträge);

(12) making any capital expenditures (Investitionen) on fixed assets in excess of an aggregate of EUR 100,000 except as in accordance with the ordinary course of business and consistent with prior practice;

(13) selling the Era Business in whole (within the meaning of Section 179a German Stock Corporation Act (Aktiengesetz)) or in material parts, performing transactions under the German Transformation Act (Umwandlungsgesetz), resolving any amendments to or modifications of articles of association (Beschluss über Satzungsänderung) or entering into any agreements within the meaning of Section 291 et seq. of the German Stock Corporation Act or by similar transactions;

(14) appointing or removing of, or extending of the powers of representation of, any managing director (Geschäftsführer) or Prokuristen;

(15) issuing of any kind of personal guarantee (Bürgschaft), guarantee (Schuldbeitritt) or other assumption of liability (Haftungsübernahme) for the obligations of third parties (Dritten);

(16) concluding of exchange forward transactions (Devisentermingeschäft) other than a standard ancillary transaction concluded for the purposes of hedging the exchange rates (Absicherung von Währungsrisiken) of the current business and the conclusion of any other speculative exchange transactions (Spekulationsgeschäft) of any kind;

(17) concluding or amending of agreements or incurring of obligations (Verpflichtungsgeschäft) vis-à-vis, any shareholder, board member (Geschäftsführer und/oder Mitglied eines Aufsichts-, Verwaltungs- oder Beirats), senior member of staff, or member of the Seller's Group.

3.1.2 During the period set forth in Section 3.1.1, the Seller shall further procure that all necessary steps are taken to protect the assets and business prospects of the Era Business and that its goodwill is preserved and retained (including, in particular, the existing business relationships with customers and suppliers).

3.1.3 The Seller shall further refrain from any actions that may impair, jeopardize or impede the Closing. In particular, without limitation, the Seller shall not offer the shares or assets relating to the Era Business to third parties or transfer them to third parties.

3.1.4 The Seller shall (i) inform the Purchasers without undue delay (unverzüglich) of any fact, circumstance or occurrence (whether existing on or before the date of this Agreement or arising afterwards) which could constitute a Material Adverse Change (as defined in Section 4.3.1), render any Guarantee incomplete or incorrect assumed that such Guarantee would be repeated at any time before or at the Closing Date by reference to the facts and circumstances then existing or lead to any indemnity claim under this Agreement and, (ii) during the period set forth in Section 3.1.1, the Seller shall further inform the Purchasers prior to making any decision on or engaging in any major transaction which might substantially affect the business of at least one of the Target Companies or the Era Business, in which case the Seller also shall, or shall cause the relevant Target Company to, provide all relevant information requested by the Purchasers without undue delay.

3.2 Existing Agreements

The Seller covenants that, unless otherwise provided for in this Agreement, all agreements between any of the Target Companies on the one hand and the Seller or its Affiliated Companies or the Seller's Guarantor or Dr. Baumgartner or their spouses or relatives as defined in Section 138 German Insolvency Code (InsO) on the other hand are terminated with effect as of a date prior to, or at, the Closing Date, free of any costs or charges and entailing no obligation to pay any damages or other compensation on part of the Target Companies or Technitrol Group.

3.3 Intra-group Liabilities

The Seller, the Seller's Guarantor and Dr. Baumgartner shall have fulfilled (erfüllen) and discharged (ablösen) any liabilities (Verpflichtungen) vis-à-vis the Target Companies and the Seller, the Seller's Guarantor and Dr. Baumgartner shall ensure that the Target Companies shall have fulfilled and discharged any liabilities vis-à-vis the Seller, the Seller's Guarantor and Dr. Baumgartner prior to or at the Closing Date irrespective of their due date. The Seller and the Seller's Guarantor further covenant that the other entities of the Seller's Group (except the Target Companies) shall have fulfilled and discharged any liabilities vis-à-vis the Target Companies prior to or at the Closing Date irrespective of their due date, or the Seller and the Seller's Guarantor shall, at their discretion, have fulfilled and discharged these liabilities as a "third party" within the meaning of Section 267 German Civil Code prior to or at the Closing Date.

3.4 Transition of Business

The Seller and the Seller's Guarantor covenant that the Era Business is duly lead over to the Purchasers upon Closing, in particular, without limitation, that any information necessary for the Purchasers or the managing directors of the Target Companies is available in order to effect a seamless transition.

3.5 Indemnification

The Seller shall -- irrespective of any fault on its part (verschuldensunabhängig) -- indemnify (freistellen) and hold harmless (schadlos halten) the Purchasers and/or, at the Purchasers' absolute discretion, any of the Target Companies, from and against any and all losses arising out of or in connection with a breach of any of the covenants and obligations set forth in this Section 3.

Section 4
Closing

4.1 Closing Date

4.1.1 The Parties shall effect the consummation of the transactions contemplated by this Agreement (heretofore and hereinafter referred to as the "Closing") on January 2, 2006 or as soon as practicable after the date on which the Joint Closing Condition set forth in Section 4.2 has been satisfied. The aforesaid shall not apply if any of the Negative Closing Conditions set forth in Section 4.3 occurs unless Purchaser 1 (on behalf of the Purchasers) demands the Closing regardless of the occurrence of any Negative Closing Condition pursuant to Section 4.4.

The date on which the Closing occurs shall heretofore and hereinafter be referred to as the "Closing Date".

4.1.2 The Closing shall take place at the offices of OPPENLÄNDER Rechtsanwälte at Altenbergstr. 3, 70180 Stuttgart or at any other place the Parties will have agreed upon in written form (including telefax).

4.2 Joint Closing Condition

The obligation to carry out the Closing shall be subject to the satisfaction of the following condition to Closing (heretofore and hereinafter referred to as the "Joint Closing Condition"):

The German Federal Cartel Office (Bundeskartellamt) has cleared the transactions contemplated under this Agreement. This condition shall be deemed satisfied if

(1) any of the Purchasers and/or the Seller and/or Mr. Aichele has received a written notice from the German Federal Cartel Office according to Section 36 of the German Act Against Restraints on Competition (GWB) that it will not prohibit the acquisition, or

(2) the German Federal Cartel Office fails to notify any of the Purchasers and/or the Seller and/or Mr. Aichele within one month after the pre-merger filing in accordance with Section 40 para. 1 clause 1 GWB that it has commenced a formal investigation of the proposed acquisition, or

(3) the German Federal Cartel Office fails to issue an order in accordance with Section 40 para. 2 clause 1 GWB to any of the Purchasers and/or the Seller and/or Mr. Aichele within four months after receipt by the Federal Cartel Office of the pre-merger filing, and no extension of the four-month period has been agreed with the Federal Cartel Office.

Neither any of the Purchasers nor the Seller nor Mr. Aichele shall grant their consent and approval to any extension of the waiting periods without the prior written consent of the respective other Parties involved.

4.3 Negative Closing Condition

The Purchasers shall not be obliged to carry out the Closing if any of the following circumstances (heretofore and hereinafter collectively referred to as "Negative Closing Conditions" and each of them as a "Negative Closing Condition") has occurred:

4.3.1 Any change, circumstance, event or effect has occurred with respect to any of the Target Companies and/or any of their businesses and/or the Era Business that -- individually or in the aggregate with other adverse changes or circumstances -- has, or may reasonably be expected to have, a material adverse effect on the assets and liabilities (Vermögenslage), financial condition (Finanzlage), results of operation (Ertragslage), or business operations and prospects, of any of the Target Companies or the Era Business other than circumstances arising out of general economic conditions generally affecting companies in the business in which the Target Companies operate (hereinafter referred to as "Material Adverse Change").

Without limiting the foregoing sentence, it is understood that a Material Adverse Change will be deemed to have occurred if the Target Companies fail to achieve any of the following goals:

(1) achieve not less than 95% of the revenues and not less than 90% of the inventory build for each of ignition coils, coils and transformers as set forth by category in Annex 4.3.1(1) during the period between October 1, 2005 and December 23, 2005;

(2) based on the consumption schedule available at the customers' website, receive rolling forecasts for the shipment of ignition coils from VW/Audi and BMW for the period between January 2, 2006 and February 24, 2006 of at least 560,000 units.

4.3.2 At least one of the Guarantees is

(1) at the date of this Agreement incomplete or incorrect in material respects or

(2) at the Closing Date -- assumed that such Guarantee would be made as of the Closing Date -- incomplete or incorrect in material respects.

4.3.3 Any other obligations contained in this Agreement to be fulfilled or complied with by the Seller and/or Mr. Aichele on or before the Closing Date (including its obligation to effect and carry out the Closing subject to the provisions set forth in this Section 4, particularly Section 4.7) has not been fulfilled or complied with in all respects.

4.4 Closing despite Negative Closing Conditions

The Seller and Mr. Aichele shall, upon request by Purchaser 1 (on behalf of the Purchasers), be obliged to carry out the Closing regardless of whether any or all of the Negative Closing Conditions have occurred. Any such request shall not preclude the exercise of any other right or remedy of the Purchasers under this Agreement.

4.5 Obligations with Respect to the Closing Conditions

The Parties shall inform each other (by written notice of the Seller to Purchaser 1 on behalf of the Purchasers or by written notice of Purchaser 1 on behalf of the Purchasers to the Seller) without undue delay (unverzüglich) in each case as soon as the Joint Closing Condition has been satisfied. The Seller shall inform the Purchasers (by written notice to Purchaser 1) without undue delay (unverzüglich) in each case as soon as any Negative Closing Condition has occurred or its occurrence is imminent.

4.6 Consequences of Non-Satisfaction of the Joint Closing Conditions and Occurrence of Negative Closing Conditions

      Both the Seller and the Purchasers shall have a right to withdraw from (zurücktreten) this Agreement by written notice by the withdrawing Party (in case of the Purchasers by Purchaser 1 on behalf of the Purchasers) to the respective other Party if the Joint Closing Condition has not been satisfied, at the latest, on May 31, 2006.

      The Purchasers shall further have the right to withdraw from this Agreement (by written notice of Purchaser 1 on behalf of the Purchasers to the Seller) if at least one Negative Closing Condition has occurred prior to the Closing.

      If (i) the Purchasers withdraw from this Agreement due to the occurrence of a Negative Closing Condition and (ii) such Negative Closing Condition did not arise out of circumstances which were beyond the Seller's control, then the Seller shall reimburse and indemnify the Purchasers from and against any costs and expenses incurred in connection with the preparation, negotiation and execution of the transactions contemplated in this Agreement, but shall in any event pay an amount of EUR 1,000,000. For the avoidance of doubt, the payment of the aforementioned amount shall not preclude any other claims of the Purchasers made due to the occurrence of such Negative Closing Condition, however, the amount which the Purchasers may claim thereunder shall be reduced by this amount of EUR 1,000,000.

      If the Seller withdraws from this Agreement based on a right to withdraw under this Agreement (except in case of a withdrawl pursuant to Section 4.6.1), then Purchaser 1 (on behalf of the Purchasers) shall reimburse and indemnify the Seller from and against any costs and expenses incurred in connection with the preparation, negotiation and execution of the transactions contemplated in this Agreement, but shall in any event, pay an amount of EUR 1,000,000, provided, however, that the forgoing only applies if (i) the reason for the Seller's withdrawal was not due to circumstances which were beyond the Purchasers' control and (ii) Seller and Mr. Aichele have fulfilled all of their duties prior to or at Closing, particularly those under this Section 4. For the avoidance of doubt, the payment of the aforementioned amount shall not preclude any other claims of the Seller due to such circumstances not beyond the Purchasers' control, however, the amount which the Seller may claim thereunder shall be reduced by this amount of EUR 1,000,000.

4.7 Closing

At the Closing the following actions shall be taken simultaneously:

4.7.1 The Seller shall deliver a letter personally signed by the managing directors of the Seller and the Target Companies at the Closing Date, in which it is confirmed that no Negative Closing Condition has occurred until signing of this letter, provided, however, Purchasers may still prove the occurrence of a Negative Closing Condition even after this letter has been delivered to the Purchasers.

4.7.2 The Seller shall deliver to the Purchasers

(1) duly executed originals of (i) resignation letters of Mr. Aichele as managing director of any of the Target Companies and Mr. Andreas Wagner as managing director of Eraplast Tunisia (such resignation letters being substantially in the form of the draft attached as Annex 4.7.2(1) and (ii) a revocation (Widerruf) letter of Mrs. Christl Aichele-Schnabel as Prokurist of Era Elektrotechnik (such revocation letter being substantially in the form of the draft attached as Annex 4.7.2(1)) and (iii) confirmations by Mr. Aichele and Mrs. Christl Aichel-Schnabel that they have no claims outstanding against the respective Target Company;

(2) duly executed originals of (i) agreements satisfactory to the Purchasers relating to the Cable Shield Exclusion pursuant to which the Excluded Cable Shield Assets listed in Annex 4.7.2(2) are sold and transferred out of the Target Companies prior to or at the Closing Date and (ii) of a tolling agreement between Tunera and the transferee of the Cable Shield Assets as listed in Annex 4.7.2(2) providing for the manufacture of the cable shield products by Tunera (using Seller's inventory belonging to the Cable Shield Assets) for a period of three months subject to an extension of this agreement's term by a period of up to nine months, it being understood that the Cable Shield Assets and the pertaining business shall be removed from the real estate listed in Annex 7.4.1.a at the end of the tolling agreement's term;

(3) a duly executed original of an agreement pursuant to which certain assets of Transera Electronics Inc., Canada, which are listed in Annex 4.7.2(3) (the "Canadian Era Assets") are sold and transferred to Pulse Canada Limited, Canada or, at the Purchasers' absolute discretion, to any other company of the Technitrol Group prior to or at the Closing Date;

(4) (i) a copy of a duly executed agreement pursuant to which certain assets of era advanced electrics (Suzhou) Ltd., China which are listed in Annex 4.7.2(4) (the "Chinese Era Assets") are sold and transferred to LK Products (Suzhou) Telecommunications Components Co., Ltd., China, or, at the Purchasers' absolute discretion, to any other company of the Technitrol Group prior to or at the Closing Date, it being understood that the required approval of such sale and transfer by competent Chinese authorities shall not be required for a due execution within the meaning of this Section 4.7.2(4) and (ii) duly executed originals of a tolling agreement between era advanced electrics (Suzhou) Ltd., China and LK Products (Suzhou) Telecommunications Components Co., Ltd., China on at arm's length hourly rates for the services provided thereunder and with a period of three months; the tolling agreement shall further provide for an obligation to agree (Verhandlungspflicht) on the extension of this agreement's term by a period of up to nine months in the event such extension is required to continue the business pertaining to the Chinese Era Assets or, in the event the approval by the competent Chinese authorities will not have been granted by then, for a period required to obtain such approval, it being understood that the Chinese Era Assets and the pertaining business is removed from the real estate currently used by era advanced electrics (Suzhou) Ltd. a as soon as possible; the Seller shall ensure that the approval by the Chineses authorities can be obtained as soon as possible;

(5) duly executed originals of agreements pursuant to which the employees of the Era Business in France listed in Annex 4.7.2(5) have been validly transferred to Pulse S.A.S. or, at the Purchasers' absolute discretion, to any other company of the Technitrol Group prior to or at the Closing Date by way of (i) valid cancellation agreements (Aufhebungsvereinbarungen) and (ii) entering into new employment agreements the term of which commences as from the Closing Date (the "Transfer of French Employees");

(6) a duly executed original of an agreement with Advanced Hungary satisfactory to the Purchasers regarding the provision of certain IT services (the "IT Services Agreement Hungary") having a term commencing as of the Closing Date;

(7) a duly executed letter from the Seller, the Seller's Guarantor and Dr. Baumgartner that all intra-group liabilities have been fulfilled in accordance with Section 3.3 prior to or at the Closing Date;

(8) duly executed originals of cancellation agreements (Aufhebungsvereinbarungen) regarding non-compete obligations, taking effect as of the Closing Date, (substantially in the form attached as Annex 4.7.2(8)) with those employees of the Target Companies with employment agreements containing an unenforceable non-compete obligation (such employees being listed in Annex 4.7.2(8)) or, in the event that any of these employees should not have agreed to enter into a cancellation agreement prior to the Closing Date, alternatively, duly executed originals of waivers of the respective non-compete rights declared (substantially in the form attached as Annex 4.7.2(8)), prior to or at the Closing Date, by such employees' employing Target Company pursuant to Section 75a German Commercial Code;

(9) evidence that any remaining liabilities and obligations of Era PowerTrain or any other Target Company from litigation, or the settlement of litigation, against Era PowerTrain or any other Target Company involving (i) Siemens Electronic Design and Manufacturing Services GmbH & Co. KG, (ii) Ferriere di Stabio S.A. and (iii) VW/Audi as specified in Section 11 have been fully settled and fulfilled (erfüllt) prior to or at the Closing Date Date in the form of copies of letters of the respective claimants (Gläubiger) confirming receipt of payment and fulfillment of all remaining liabilities and obligations of the respective Target Company and, in addition, a duly executed letter from the Seller dated as of the Closing Date, which confirms to the Purchasers that there are no other remaining liabilities and obligations of Era PowerTrain or any other Target Company from litigation, or the settlement of litigation, against Era PowerTrain, or any other Target Company, which have not been fully settled and fulfilled (erfüllt) prior to or at the Closing Date; without limiting the foregoing, the Seller shall particularly provide evidence in the aforementioned form that Era PowerTrain has made the following payments required in each of these litigation/settlement cases:

(1) EUR 70,000 to Siemens EDM;

(2) EUR 27,500 to Ferriere die Stabio S.A.; and

(3) EUR 50,000 to VW/Audi;

(10) copies of duly executed pay-off letters by all banks or other similar financial institutions having current or future claims (gegenwärtige oder künftige Ansprüche) against any of the Target Companies in relation to Fundet Debt (as defined below) and a duly executed letter from the Seller to the Purchasers, in both cases confirming that, as of the Closing Date, none of the Target Companies has any obligations or liabilities from any borrowings in the nature of indebtedness including, inter alia, all interest and non-interest bearing debt obligations owed to banks or other similar financial institutions and capital leases (hereinafter referred to as "Funded Debt"), which shall further include the confirmation that, as of the Closing Date at the latest, none of the Target Companies bears any costs, charges, obligations or liabilities, interest, in particular, but not limited to, damages, penalties, prepayment fees (Vorfälligkeitsentschädigung) or other compensation for early termination, from any agreement relating to Funded Debt;

(11) duly executed originals of cancellation agreements (Aufhebungsvereinbarungen) substantially in the form attached as Annex 4.7.2(11) between the employing Target Company and the managing directors and Prokuristen, in particular Mrs. Aichele-Schnabel, listed in Annex 4.7.2(11) who are currently employed by any of the Target Companies (or in relation to whom there are possibly -- e.g. in addition to written employment or service agreement with a company of the Seller's Group (except the Target Companies) -- (oral) employment or service agreements existing between these persons and any of the Target Companies) but who shall not transfer to the Purchasers by the transactions contemplated in this Agreement;

(12) duly executed originals of the cancellation agreements (Aufhebungsvereinbarungen) between the Seller and the Target Companies on the one hand and Dr. Baumgartner on the other hand regarding Dr. Baumgartner's service agreements substantially in the form attached as Annex 4.7.2(12)(a); (a) duly executed original(s) of the new service agreement(s) between Dr. Baumgartner and any of the German Era Companies or Purchaser 1 or any other Company of the Technitrol Group substantially containing, inter alia, the terms as described in Annex 4.7.2(12)(b);

(13) duly executed originals of sale and transfer agreements regarding the Seller IP Rights listed in Annex 4.7.2(13) pursuant to which such Seller IP Rights are validly sold and transferred to the Target Companies or a Target Company prior to or at the Closing Date;

(14) copies of duly executed originals of (i) the notarial Seller Tunera Shares Transfer Agreement substantially in the form attached as Annex 4.7.2(14)(a), (ii) the notarial Mr. Aichele Tunera Shares Transfer Agreement substantially in the form attached as Annex 4.7.2(14)(b), (iii) a resolution of the shareholders' meeting of Tunera (substantially in the form attached as Annex 4.7.2(14)(c)) validly approving the aforementioned share transfers in accordance with Tunisian law and (iv) notifications of the aforementioned share transfers to the management and the shareholders of Tunera in accordance with Tunisian law and substantially in the form attached as Annex 4.7.2(14)(d);

(15) duly executed original of an interim lease agreement between Pulse Canada Limited (as tenant) and Mrs. Aichele-Schnabel (as landlord) pertaining to the building currently used for the operation of the business relating to the Canadian Era Assets and providing for (i) at arm's length terms substantially as applied under the current lease agreement and (ii) a term of six months as from the Closing Date;

(16) duly executed originals of shareholders' resolutions of the Target Companies dated as of the Closing Date formally approving all actions of Mr. Aichele, Dr. Baumgartner and Mrs. Aichele-Schnabel as managing directors and/or Prokurist (Entlastungsbeschlüsse) of the respective Target Company, such resolutions, for the avoidance of doubt, not precluding any claims of the Purchasers against the Seller or the Seller's Guarantor under this Agreement;

(17) sufficient evidence that the net book value of each piece of equipment (or clusters of pieces of equipment forming a single production line) used in the ERA Business which has not been operated at Capacity has been reduced to zero on the financial books (Handelsbücher, nicht Steuerbilanz) of the respective Target Company owning such equipment on or before the day prior to the Closing Date. "Capacity" shall mean 80% of the average theoretical two shift production hours at 7.5 hours/shift for each such piece of equipment for the 90 consecutive Business Days preceding the Closing Date; and

(18) duly executed originals of agreements satisfactory to the Purchasers pursuant to which (i) the Wagner Eraplast Shares as described in Section 1.3.1 are effectively sold and transferred to Era Elektrotechnik and/or another Target Company prior to or at the Closing Date and (ii) satisfactory assurances that Mr. Papadopoulus, currently working for Eraplast Tunisia by way of employee leasing (Arbeitnehmerüberlassung) by Mr. Andreas Wagner or any of his affiliated companies, in particular Fa. Weisshaar, will continue to work for Eraplast Tunisia for an interim period of 90 days from the Closing Date at the same salary and benefits as he is receiving on the date of this Agreement.

4.7.3 Purchasers shall effect payment of the Preliminary Purchase Price to the Seller, Mr. Aichele and/or the entities listed in Section 5.2 in accordance with Section 5.

4.8 Closing Despite Lack of Certain Closing Actions

Upon demand of Purchaser 1 (on behalf of the Purchasers), the Seller and Mr. Aichele shall be obliged to carry out the Closing by performing the actions to be taken by the Seller and Mr. Aichele set forth in this Sections 4 even if any action or any actions set forth in Section 4.7 have not been performed at the Closing Date. Any Closing according to the foregoing sentence shall not preclude the exercise of any other right or remedy of the Purchasers under this Agreement.

4.9 Joint Closing Statement; Acquisition of Control

Following performance by the Parties of their obligations pursuant to this Section 4, the Parties shall sign a joint declaration confirming that Closing has taken place (Gemeinsame Bestätigung des Closing-Eintritts) and that all conditions precedent (aufschiebende Bedingungen) pursuant to Sections 1.6 above have been properly fulfilled. For the avoidance of doubt, upon receipt of payment of the Preliminary Purchase Price in accordance with Section 5, control of the Era Business shall pass from the Seller and Mr. Aichele to the Purchasers.

Section 5
Preliminary Purchase Price; Conditions of Payment

5.1 Preliminary Purchase Price

The total purchase price to be paid by Purchasers for the Era Business as sold and purchased hereunder, subject to adjustments as provided for in Section 6, shall be an amount of EUR 49,200,000 (the "Headline Price").

For the purposes of establishing any further adjustment to the purchase price to be paid at Closing, the Seller shall, at the latest five (5) days, but no earlier than ten (10) days, before the Closing Date, prepare in accordance with (i) applicable German generally accepted accounting principles (German GAAP, hereinafter referred to as the "Accounting Principles") and reflecting the actions described in Section 4.7.2(17) and (ii) the valuation policy referred to in Section 6.6(1) and deliver to the Purchasers a good faith estimate of the Closing Balance Sheet, as defined below, (the "Estimated Closing Balance Sheet") and an estimate of the Consolidated Working Capital using the Estimated Closing Balance Sheet (the "Estimated Consolidated Working Capital"). Consolidated Working Capital shall have the meaning set forth in Section 6.7.

If the Estimated Consolidated Working Capital is less than EUR 5,900,000 (the deficiency being the "Estimated Consolidated Working Capital Deficiency"), the amount to be paid at Closing shall be the Headline Price less the Estimated Consolidated Working Capital Deficiency, resulting in the purchase price to be paid at Closing (the "Preliminary Purchase Price").

In any case, the Preliminary Purchase Price shall be reduced by the Retention Amount as defined in Section 5.3.

5.2 Payment of Preliminary Purchase Price

5.2.1 Notwithstanding Purchasers' obligation to pay the Preliminary Purchase Price pursuant to Section 5.1, and notwithstanding any allocation of the Preliminary Purchase Price among the Purchasers or within Technitrol Group, actual payment of the Preliminary Purchase Price shall be made in accordance with a fund flow plan to be agreed upon by the Parties at least five (5) days prior to the Closing Date (the "Fund Flow Plan"). The Parties agree that the Fund Flow Plan and any purchase prices provided for in any of the transfer agreements referred to in Section 4.7.2(3), (4) and (14) shall constitute a payment allocation only which does not necessarily reflect a value relation of the shares and assets sold. In case of contradiction between the purchase price provisions in the agreements referenced in the foregoing sentence and allocations in the Fund Flow Plan, the latter shall prevail. The Preliminary Purchase Price as allocated in the Fund Flow Plan may be made by one or more Purchasers and may not only be effected by the Purchasers but also by Technitrol Inc., PA, USA or any company of the Technitrol Group as a "third party" within the meaning of Section 267 German Civil Code.

5.2.2 If the Headline Price is to be reduced by the Estimated Consolidated Working Capital Deficiency, the Parties shall agree on an allocation of this reduction in the Fund Flow Plan.

5.3 Retention Amount

Of the Preliminary Purchase Price, an amount of EUR 3,000,000 shall be retained by the Purchasers for a period of one year from the Closing Date in the full amount and thereafter for a further period of one year in the amount of EUR 2,000,000 (and the remainder of EUR 1,000,000 to be released to the Seller pursuant to Section 5.3.4) on the following terms (the respective amount the "Retention Amount" (Sicherungseinbehalt), the respective period the "Retention Period" (Sicherungsperiode)):

5.3.1 To the extent that, prior to the expiry of the Retention Period, any Purchaser shall have given a Breach Notice or notified the Seller or the Seller's Guarantor by written notice of any claims pursuant to Sections 9 through 11 and/or any other claims of the Purchasers against the Seller or the Seller's Guarantor under this Agreement (each such claim a "Claim") and the amount of any such Claim has been agreed by the Seller (or the Seller's Guarantor) and the Purchaser (or finally determined pursuant to Section 6.4 or in the proceedings pursuant to Section 21.2), the respective Purchaser may satisfy such Claim out of the Retention Amount and the Retention Amount shall be reduced accordingly.

5.3.2 At the end of the Retention Period, any Purchaser, at the Purchaser's discretion, shall release its remaining part of the Retention Amount less the aggregate amount of any Claims which have been notified by the respective Purchaser to the Seller or the Seller's Guarantors prior to the expiry of the Retention Period and in respect of which proceedings pursuant to Section 21.2 have been commenced but not completed prior to the expiry of the Retention Period (the "Ongoing Claims").

5.3.3 The amount of each Ongoing Claim may be retained by Purchaser 1 until this Ongoing Claim has been finally determined (whether by way of proceedings pursuant to Section 21.2 or by agreement between Seller (and/or the Seller's Guarantor) and Purchaser 1 (on behalf of the Purchasers), following which it shall be released or retained permanently by Purchaser 1 (as applicable).

5.3.4 Each amount required to be released pursuant to Sections 5.3 sentence 1, 5.3.2 or 5.3.3 above shall fall due for payment on the fifth Business Day (each such date a "Retention Amount Due Date") (Auszahlungstermin des Sicherungseinbehalts) after the date on which it was due to be released pursuant to Sections 5.3 sentence 1, 5.3.2 or Section 5.3.3 and shall be paid together with interest thereon at the applicable rate pursuant to Section 247 German Civil Code (Bürgerliches Gesetzbuch, BGB) for the period from the Closing Date until (but excluding) the relevant Retention Amount Due Date.

5.4 Payment Modalities

All amounts to be paid under this Section 5 or otherwise under or in connection with this Agreement shall be paid free of costs and charges in immediately available funds by wire transfer with value on the relevant due date (mit Wertstellung zum jeweiligen Fälligkeitstag) to the following account of the Seller:

Account number: xxxxxx

Bank code: xxxxxx

SWIFT Code: xxxxxx

IBAN: xxxxxxx with Sparkasse Pforzheim-Calw,

to the extent paid to Mr. Aichele pursuant to Section 5 or otherwise under or in connection with this Agreement, to the following account of Mrs. Christl Aichele-Schnabel:

Account number: xxxxxx

Bank code: xxxxxx

SWIFT Code: xxxxxx

IBAN: xxxxxx with Hypovereinsbank,

to the extent paid to era advanced electrics (Suzhou) Ltd., China, pursuant to Section 5 or otherwise under or in connection with this Agreement to the following account of era advanced electrics (Suzhou) Ltd., China:

Account number: xxxxxx

SWIFT Code: xxxxxx

IBAN: xxxxxx with Bank of China (328 Dong Huan Road 215021 Suzhou/China),

and, to the extent paid to Transera Electronics Inc., Canada, pursuant to Section 5 or otherwise under or in connection with this Agreement to the following account of Transera Electronics Inc., Canada:

Account number: xxxxxx

SWIFT CODE: xxxxxx

IBAN: xxxxxx with TD Canada Trust Commercial Banking (15 King Street South, N2J 1N9 Waterloo, Ontario, Canada).

5.5 Default Interest

Amounts which have become due and payable (zur Zahlung fällig) under or in connection with this Agreement and which are not paid on the due date (Fälligkeitstag) shall bear interest from (and including) the due date (Fälligkeitstag) until (but excluding) the date of receipt of payment (receipt of payment being determined by reference to the date of value (Tag der Wertstellung)) at the rate of 8 percentage points above the applicable base rate set forth in Section 247 German Civil Code. The right of any Party to claim damages for delay (Verzugsschaden) shall remain unaffected by the foregoing sentence.

5.6 Calculation of Interest

Interest payable under or in connection with this Agreement shall be calculated on the basis of actual days elapsed and a 360-day year.

5.7 Monetary Amounts

For the purposes of determining whether a monetary limit or threshold contained in this Agreement has been reached or exceeded, the value of any relevant claim expressed in a currency other than Euros shall be translated into Euros at the European Central Bank fixing rates published shortly after 2.15 p.m. (German time) on the date on which the relevant claim is asserted in writing.

5.8 Business Day

For the purposes of this Agreement, "Business Day" means a day on which banks are open for business in Frankfurt am Main.

Section 6
Purchase Price Reduction

6.1 Purchase Price Reduction

The Preliminary Purchase Price shall be reduced after the Closing pursuant to this Section 6 (hereinafter referred to as the "Purchase Price Reduction").

6.2 Closing Balance Sheet

Within thirty days after the Closing Date, the Purchasers shall prepare and deliver to the Seller (by delivery of Purchaser 1 on behalf of the Purchasers) a consolidated balance sheet of the Target Companies (except EMC) as of the Closing Date (the "Closing Balance Sheet"), audited by KPMG, LLP and prepared in accordance with the Accounting Principles consistent with each of the Target Companies' past practices (but only to the extent such past practices are consistent with the applicable Accounting Principles but, in any case, reflecting the actions described in Section 4.7.2(17), and the inventory valuation methods described in Section 6.6(1)) from which the Consolidated Working Capital shall be computed.

6.3 Accountant's Access, Notification of Disagreement

The Purchasers will give the Seller and its designated accountant access to the premises of the Target Companies and to their books and records and to the appropriate personnel for purposes of confirming the Closing Balance Sheet. Unless the Seller notifies the Purchasers (by written notification to Purchaser 1 on behalf of the Purchasers) that the Seller disagrees with the Closing Balance Sheet within thirty days after receipt thereof, the Closing Balance Sheet shall be conclusive and binding on the Parties.

6.4 Final Determination of Closing Balance Sheet

If the Seller notifies the Purchasers (by written notification to Purchaser 1 on behalf of the Purchasers) of their disagreement with the Closing Balance Sheet within this 30-day period, then the Purchasers and the Seller shall attempt in good faith to resolve their differences with respect thereto within thirty days after Purchaser 1's receipt of Seller's written notice of disagreement. Any dispute regarding the Closing Balance Sheet not resolved by the Purchasers and the Seller within such 30-day period will be resolved by the German branch of Ernst & Young, LLP or, failing its ability to act, the German branch of Deloitte & Touche, LLP (the "Final Audit Firm"). The Purchasers, on the one hand, and the Seller, on the other hand, each represent and warrant to the other that neither they nor their Affiliated Companies currently have any material audit, advisory, tax or other relationship with the Final Audit Firm. At the date of appointment of the Final Audit Firm, the Purchasers and Seller will restate such representation and warranty as at this date. If, for any reason, any of them is unable to make such a representation and warranty, the Seller and the Purchasers shall select such other major accounting firm as they may agree to serve as the Final Audit Firm; it being understood that neither the Purchasers and their Affiliated Companies, on the one hand, nor the Seller and its Affiliated Companies on the other hand, have any material audit, advisory, tax or other relationship with such accounting firm as above selected to serve as the Final Audit Firm. The determination by the Final Audit Firm of the Closing Balance Sheet (with such modifications therein, if any, as reflect such determination), which shall be made as promptly as possible, but in no event later than thirty days after the date of the Final Audit Firm was retained, shall be conclusive and binding upon the Parties. This shall be the sole and exclusive remedy for a dispute under this Section 6.4. For the avoidance of doubt, the dispute resolution provisions under Section 21.2 are not applicable to disputes under this Section 6.

The Final Audit Firm's determination shall be based on the Accounting Principles consistent with the Target Companies' past practices (but only to the extent the Target Companies' past practices are consistent with the Accounting Principles and the inventory valuation methods described in Section 6.6(1) but taking into account the depreciation as described in Section 4.7.2(17). The fees and expenses of the Final Audit Firm in acting under this Section 6.4 shall be shared equally by the Purchasers on the one hand and Seller on the other hand.

6.5 Consolidated Working Capital Deficiency Adjustment

If the Consolidated Working Capital using the Closing Balance Sheet prepared in accordance with this Section 6 is less than EUR 5,900,000 (the "Consolidated Working Capital Deficiency"), then the Seller shall pay to Purchaser 1 or, at Purchaser 1's absolute discretion, to Technitrol Inc., PA, USA or any company of Technitrol Group an amount in Euros equal to the Consolidated Working Capital Deficiency. Payment shall be made by the Seller not more than fifteen (15) days following the determination of the Closing Balance Sheet pursuant to Section 6.2, and the amount of this payment shall bear interest from the Closing Date to the date of payment at the rate of 8 percentage points above the applicable base rate set forth in Section 247 German Civil Code.

6.6 Inventory

The quantity and valuation of the inventory of the Target Companies as of the Closing Date shall be determined for purposes of calculating the Closing Balance Sheet pursuant to Section 6.2 as follows:

(1) the value of the inventory as of the Closing Date shall be determined from the books and records of the Target Companies and in accordance with the Accounting Principles and the Purchasers' valuation policy attached as Annex 6.6(1);

(2) a physical inventory shall be taken on the Closing Date in accordance with the procedures attached as Annex 6.6(2); and

(3) any disagreement regarding the value of the inventory shall be resolved in the manner and at the time described in Sections 6.2 through 6.4.

6.7 Consolidated Working Capital and Eraplast Netting

6.7.1 "Consolidated Working Capital" shall mean with respect to the Target Companies, the difference between: (A) the sum of (i) trade accounts receivable (net of related reserves) plus (ii) inventories (net of related reserves) plus (iii) other receivables (excluding VAT and other Tax receivables) plus (iv) prepaid accounts, minus (B) the sum of (i) trade accounts payable plus (ii) other payables (excluding VAT and other Tax related payables plus (iii) accrued expenses.

6.7.2 For purposes of the preparation of both the Closing Balance Sheet and the calculation of Consolidated Working Capital, (i) all accounts between Eraplast Tunisia and the German ERA Companies and/or the Tunisian Era Companies will be settled in their entirety so that there are no related accounts receivable, accounts payable, loan balances or other balances between them whatsoever and (ii) all accounts between Eraplast Tunisia, the Tunisian Era Companies and/or the German ERA Companies on the one hand and Mr. Andreas Wagner and/or any of his affiliated companies (that is, those which he controls, is controlled by or is under common control with), and in particular Fa. Weisshaar, on the other hand, will be settled in their entirety so that there are no accounts receivable, accounts payable, loan balances or other balances between them whatsoever.

Section 7
Guarantees

The Seller hereby guarantees to each of the Purchasers, subject to the requirements and limitations provided in Section 8 or otherwise in this Agreement, by way of an independent promise of guarantee (selbständiges Garantieversprechen) in accordance with Section 311 Para. 1 German Civil Code (hereinafter collectively referred to as the "Guarantees" and each of them as a "Guarantee") that the statements set forth below are, in case of each of such statements, complete and correct as of the date of this Agreement and as of the Closing Date -- unless it is specifically provided for in a Guarantee that the Guarantee is made as of a different date --, it being understood that (i) the statements shall not constitute a quality guarantee concerning the object of the purchase within the meaning of Section 444 German Civil Code (Garantie für die Beschaffenheit der Sache) nor covenants concerning the object of the purchase (Beschaffenheitsvereinbarungen) within the meaning of Section 434 para. 1 sentence 1 German Civil Code, and (ii) the provisions contained in Section 8 hereof do not contain any exclusions (Ausschlüsse) or limitations (Beschränkungen) within the meaning of Section 444 German Civil Code (as amended) but rather form an integral part of the Guarantees:

7.1 Corporate Issues and Authority of the Seller

7.1.1 Each of the Target Companies has been duly established under the laws of its respective jurisdiction of incorporation. Each of the Target Companies validly exists and each of the Target Companies has its actual center of administration in its respective country of incorporation. Each of the Target Companies has corporate power and authority to carry on its business.

7.1.2 The statements made in the Recitals and Sections 1.1 through 1.3 and in Sections 2.1 and 2.2, including, without limitation, with respect to the Target Companies, their respective registered share capital (Stamm-, Grundkapital) and division of the share capital (Einteilung der Geschäftsanteile/Aktien) are complete and correct. The share capital of each of the Target Companies (excluding EMC) and the EMC Share is fully paid-in, non-assessable (keine Nachschußpflicht), and no repayments or refunds, neither openly nor concealed, contravening the applicable provisions on capital preservation, have been made. Capital contributions to the Group Shares have not been reduced or impaired by losses. All applicable provisions under applicable law and articles of association regarding the increase or decrease of the share capital of the Target Companies have been duly observed without compensation by later profits. The incorporations of the Tunisian Era Companies and the subscription in their share capital have been made in accordance with the Tunisian foreign exchange regulations and the Tunisian Era Companies benefit of the status of non-resident companies (sociétés non residents). As a consequence, the Purchasers will be in a position to freely repatriate their dividends. None of the transactions under this Agreement will result in a modification of the Tunisian Era Companies' exchange status.

7.1.3 Attached hereto as Annex 7.1.3.a are true and complete articles of association (Satzung) and any shareholders' agreements (Gesellschaftervereinbarungen) of the Target Companies. Such articles of association and shareholders' agreements are presently valid and in full force and effect. Any facts and other documents required by applicable law to be filed with the competent commercial register or other comparable authorities have been completely, duly and timely filed. Attached hereto as Annex 7.1.3.b are true, complete and correct recordings of the competent commercial registers (Handelsregisterauszüge) or other comparable authorities regarding the Target Companies. There are no resolutions or other actions which are not reflected in the excerpts from the commercial register or other comparable authority contained in Annex 7.1.3.b that under the applicable law have to be registered in the commercial register (eintragungspflichtige Tatsachen).

7.1.4 The Seller and Mr. Aichele is entitled to freely dispose of the respective Group Shares without any limitations or restrictions (keine Einschränkung der Verfügungsbefugnis). The Group Shares are validly existing, free and clear of any claims, rights, liens or privileges (frei von dinglichen oder schuldrechtlichen Rechten jeder Art) of third parties. There are no options (schuldrechtliche Vorkaufsrechte), pre-emptive rights (dingliche Vorkaufsrechte), shareholder agreements, trust agreements (Treuhandverträge), sub-participations (Unterbeteiligungen) or other agreements with respect to the Group Shares. Upon transfer of the Group Shares, the Purchasers acquires full and unrestricted title (unbelastetes Eigentum) to the Group Shares, free and clear of any rights of third parties.

7.1.5 Except for EMC, none of the Target Companies has established a supervisory board, advisory board or any similar corporate body such as a so-called "Verwaltungsrat" or "Beirat" or the like.

7.1.6 The Target Companies have not entered into any silent partnership agreements (Stille Beteiligungen), domination and profit and loss pooling agreements or any other agreements within the meaning of Sections 291 et seq. of the German Stock Corporation Act or similar agreements such as plant management agreements (Betriebsführungsverträge). The Target Companies have not entered into any cash pooling agreements.

7.1.7 The Target Companies do neither directly, indirectly nor in trust (treuhänderisch) hold any shares (Geschäftsanteile/Aktien), interests (Beteiligungsrechte) or equity (Eigenkapital) (including, without limitation, silent partnerships and sub-participations) in, or have entered into any agreement to (i) hold any shares, interests or equity in or (ii) establish, any other entity. None of the Target Companies is party to any joint venture, consortium, partnership (Personengesellschaft) or other syndicate.

7.1.8 No bankruptcy (Konkurs), insolvency (Insolvenz), judicial composition (gerichtliche Anordnung) or comparable proceedings have been initiated or applied for under any applicable law against the Seller or Mr. Aichele or any of the Target Companies, nor have any legal proceedings (prozessuale Maßnahmen) or other enforcement measures been initiated or applied for with respect to any property or other assets of the Seller, Mr. Aichele or any of the Target Companies. There are no circumstances that would justify the opening of such proceedings or the avoidance, challenge or rescission of this Agreement in the future; in particular, neither the Seller, nor Mr. Aichele, nor the Target Companies are over-indebted (überschuldet) or illiquid (zahlungsunfähig), nor is illiquidity impending (drohende Zahlungsunfähigkeit) pursuant to Section 18 of the German Insolvency Code (Insolvenzordnung) or comparable Tunisian law. Except as disclosed in Annex 7.1.8, neither the Seller, nor Mr. Aichele, nor the Target Companies have ceased or suspended payments (Zahlungen eingestellt), and no debt settlement arrangement with respect to the Seller, Mr. Aichele and/or the Target Companies, or other compromise or arrangement between the Seller, Mr. Aichele and/or the Target Companies and any of their creditors, has been proposed or approved.

7.1.9 The execution and consummation of this Agreement, including the transactions contemplated hereunder, by the Seller and Mr. Aichele does and will neither result in a violation of third party rights nor of any duties or obligations arising from or in connection with any (i) statutes, regulations, ordinances, international treaties, administrative regulations, orders, judgments, decrees, licenses, permits, rulings, decisions, awards or other legal norms of any supranational, international, national or any other applicable law (all items under (i) above are hereinafter collectively referred to as the "Regulations"), (ii) contracts, other agreements or offers to enter into contracts or other agreements (assuming that such offers have already been accepted) (all items under (ii) above are hereinafter collectively referred to as the "Transactions").

7.1.10 This Agreement constitutes the legal, valid and binding obligation of the Seller, and the Seller's Guarantor and Dr. Baumgartner, enforceable under German or Tunisian law against the Seller, the Seller's Guarantor and Dr. Baumgartner in accordance with its terms and conditions. The Seller, the Seller's Guarantor and Dr. Baumgartner are not required to give any notice to any third party (including, without limitation, authorities or other public bodies) or to obtain any third party's consent or authorization in connection with the execution and consummation of this Agreement under applicable law. The execution and consummation of this Agreement do not cancel, revoke, terminate, amend or interfere with, any claims, other rights or legal relationships of any of the Target Companies. The execution and consummation of this Agreement do not constitute any rights of cancellation or reclaim or other rights of any counterparty to the Target Companies or other third parties. Any actions required on part of the Seller, the Seller's Guarantor or Dr. Baumgartner in order to validly authorize and perform the execution and consummation of this Agreement have been taken. In particular, all necessary consents and approvals by corporate bodies and shareholders have been validly granted and validly exist.

7.1.11 Any mandatory notice requirements with respect to the Group Shares, in particular under Section 16 of the German Limited Liability Company Act and Section 20 of the German Stock Corporation Act, have been, at any time, duly and timely fulfilled.

7.2 2004 and June 2005 Financial Statements; Accounts Receivables and Payables

7.2.1 The copies of the audited consolidated financial statements of the Target Companies for the last completed financial year ending on December 31, 2004 (the "2004 Financial Statements") and unaudited financial statements for the period from January 1, 2005 until June 30, 2005 (the "June 2005 Financial Statements") submitted to the Purchasers and attached as Annex 7.2.1 are complete and true to original and correspond to the financial statements as adopted by the shareholders or any other competent body. The 2004 Financial Statements and the June 2005 Financial Statements have been prepared in accordance with any applicable provisions and, in particular, with generally accepted accounting principles as consistently applied with past practice, maintaining the same accounting and valuation principles, methods and rules. All options to capitalize or to include items on the liabilities side (alle Bilanzierungswahlrechte) have been consistently (stetig) exercised.

7.2.2 The 2004 Financial Statements and the June 2005 Financial Statements present a true and fair view of the consolidated assets and liabilities (Vermögenslage), financial condition (Finanzlage) and consolidated results of operation (Ertragslage) of the Target Companies (except for the inclusion of the Excluded Cable Shield Assets) as for the times and for the periods referenced therein. The balance sheets within the 2004 Financial Statements and the June 2005 Financial Statements are complete and correct with respect to the items to be shown on the assets and liabilities side, including, without limitation, as to their aggregate amount. However, assets and other items have only been capitalized if and to the extent that such capitalization is required by applicable law. All depreciations and value adjustments (Abschreibungen und Wertberichtigungen) and all accruals (Rückstellungen) permitted under applicable law have been made in an amount permitted. The results of ordinary business operations (Ergebnis der gewöhnlichen Geschäftstätigkeit) of the Target Companies (Section 275 para. 2 no. 14 and, respectively, para. 3 no. 13 German Commercial Code or respective applicable Tunisian law) were not affected by any exceptional incidents. To the extent not required to be included on the liabilities side of the balance sheet, any contingent liabilities (Eventualverbindlichkeiten) -- including liabilities based on comfort letters (Patronatserklärungen) -- have been included in the 2004 Financial Statements and the June 2005 Financial Statements as below-the-lines items. The risks of the future development are reflected accurately in 2004 Financial Statements and the June 2005 Financial Statements.

7.2.3 Unless reflected in the 2004 Financial Statements or the June 2005 Financial Statements, none of the Target Companies has any liabilities, including, without limitation, uncertain and contingent liabilities and irrespective of whether known or unknown, from swaps, options or other derivatives, except occurred since the date of the June 2005 Financial Statement in the ordinary course of business consistent with past practice and as disclosed in Annex 7.2.3.

7.2.4 Since January 1, 2005, none of the Target Companies has resolved or distributed any dividends, neither openly nor hidden (verdeckte Gewinnausschüttung).

7.2.5 The Target Companies have fully and duly complied with their obligations concerning the retention of records according to Section 257 German Commercial Code.

7.2.6 Except as otherwise set forth in Annex 7.2.6 or considered in the 2004 Financial Statement or the June 2005 Financial Statement, all of the receivables (Forderungen gegen Dritte) of the Target Companies are good and fully collectible within ninety days from the date when they become due and payable at the recorded amounts together with interest thereon and are not subject to any refunds or other adjustments or to any defenses or counterclaims. To the Seller's Best Knowledge, there are no facts or circumstances that may result in any material increase in the uncollectability of such receivables. The accounts receivables (Forderungen aus Lieferung und Leistung) of the Target Companies collected since January 1, 2005 were collected in the ordinary course and no extraordinary measures were taken to accelerate their collection.

Since January 1, 2005, the Target Companies have not (i) granted their respective debtors any extension or change of the payment's term of the accounts receivables as resulting from the relevant agreement, or (ii) changed any other term with any customer or third party or granted, paid or agreed to pay or grant any incentive, kickback, discount, rebate or other promotion to any third party for the purpose of causing or which was likely to cause any customer or third party to accelerate its purchases of products and/or services from any of the Target Companies or was in any way not in the ordinary course of business consistent with past practices or (iii) make or agreed to make any bribe, kickback or other payment of any kind or enter into any transaction that is in violation of any laws applicable to any of the Target Companies.

7.2.7 All accounts payable of the Target Companies as reflected in the 2004 Financial Statements or the June 2005 Financial Statements or arising thereafter through the Closing Date (i) arose in the ordinary course of business and reflect the actual purchases of goods or services in arm's length transactions with independent third parties, except as otherwise set forth in Annex 7.2.7; and (ii) are payable in accordance with their stated terms and were paid or will be paid in the ordinary course of business. Except as described in Annex 7.2.7, no account payable is over due more than 60 days from the due date.

7.2.8 Attached hereto as Annex 7.2.8 are:

(1) the consolidated statements of operations of the Target Companies for the three months ended 30 September 2005 (the "30 September Income Statement") which have been prepared without audit from the management accounts of the Target Companies. The 30 September Income Statement accurately reflects the results of the operations of the Target Companies for the period presented, which results of operations reflect operations of the Target Companies conducted in the ordinary course of business without exceptional or one time items;

(2) a reconciliation between the revenues and gross margins (by product category) and operating expenses (taken as a whole) shown in the financial plans of the Target Companies for the three month period ended 30 September 2005 and the results of operations in the 30 September Income Statement; and

(3) management's good faith estimate of the revenues and gross margins (by product category) and operating expenses (taken as a whole) by month for each of the three months ended 31 December 2005 and an explanation of differences, if any, from management's original operating plan for this period. Sellers have no reason to believe that the good faith estimates of revenues, gross margins or operating expenses set forth on Annex 7.2.8 are incorrect or unattainable in any material respect.

7.2.9 For the avoidance of doubt, the figures of era advanced electrics (Suzhou) Ltd. (China) and Transera Electronics Inc. (Canada) shall not be included in the 2004 Financial Statements, the June 2005 Financial Statements and the 30 September Income Statements. However, the results of these companies, individually or combined, do not have an adverse effect on the results or the operations of the (other) Target Companies.

7.3 Intellectual Property, Information Technology

7.3.1 For the purposes of this Agreement, "Intellectual Property Rights, IP Rights" shall mean any and all intellectual property rights and similar rights, regardless of whether registered in a public register or not, whether capable of being registered or not, including, where the case may be, any and all applications with respect to such rights, such rights including in particular, without limitation, patents (Patente), trademarks (Marken), utility models (Gebrauchsmuster), design patents (Geschmacksmuster), internet domain names (Internet Domain Namen), proprietary business descriptions (geschäftliche Bezeichnungen), company names (Firmen) and copyrights (Urheberrechte).

7.3.2 Annex 7.3.2 contains a complete and correct list of (i) any and all Intellectual Property Rights owned by the Target Companies and (ii) the Seller IP Rights (collectively the "Group IP Rights"), indicating, where there is a limited period of protection, the date of expiry or next renewal. The Target Companies and the Seller are the sole and unrestricted owners of the Group IP Rights are entitled to unrestrictedly dispose of them. All Group IP rights are valid, unencumbered and have been fully used. There have been no cancellation, opposition or similar proceedings with regard to the Group IP Rights and there are no circumstances which would justify any such proceedings, nor are such circumstances impending. Any and all application and renewal fees have been fully and timely paid and any other action or payment necessary in order to establish, maintain or defend the Group IP Rights has been taken or paid. None of the Group IP Rights violate, to the Seller's Best Knowledge, any rights of third parties and none of the Group IP Rights are violated by any rights of third parties.

7.3.3 The Target Companies have not been granted licenses or other rights of use for IP rights owned by third parties and the Target Companies have not granted any licenses or other rights of use for the Group IP Rights to third parties. Era PowerTrain has been granted the irrevocable and unrestricted right to use the name "BREMI" regarding the manufacture, sale and distribution of ignition coils until a new product generation (and new machine tools) are introduced.

7.3.4 For the purposes of this Agreement, "Know-How" means all information not present in the public domain (held in whatever form, including, without limitation, information comprised in or derived from formulae, designs, specifications, drawings, component lists, manuals, instructions) relating to the Era Business (including, without limitation, procurement, research and development, information technology, quality management, marketing, logistics, sales and distribution and customer relationship) -- (the "Group Know-How"). At any time, the Seller and the Target Companies have protected, in an ordinary prudent business manner, as trade secrets any and all Group Know-How relating to the Era Business against access by third parties, including where necessary, without limitation, by non-disclosure agreements. No licenses or other rights of use for the Group Know-How have been granted to third parties, nor is any of the Target Companies reliant upon any Know-How of third parties. None of the Group Know-How violates any rights of third parties and none of the Group Know-How is, to the Seller's Best Knowledge, violated by any rights of third parties.

7.3.5 The Group IP Rights and the Group Know-How represent any and all rights which are necessary for the Target Companies in order to carry out their business as currently conducted and currently intended to be conducted in the future.

7.3.6 None of the Group IP Rights and the Group Know-How is subject to any further rights of any party other than the Target Companies, nor is any of the Target Companies under any obligation to grant any such rights now or in the future. The Seller nor Mr. Aichele neither own nor have any right to use any other Intellectual Property Rights which are older, identical, confusingly similar or in any other way related to the Era Business, and no third party has any right, claim, title, interest, pledge, lien or other encumbrance in or to the Group IP Rights.

7.3.7 The Target Companies have the unrestricted and exclusive rights to all inventions, developments and other work products made by their managing directors, supervisory board members, employees, freelancers, service providers, contractors and other third parties (including the third parties' respective managing directors and employees) arising from any activity for, or in the course of, the business of the respective Target Company. In particular, the Target Companies have each exercised all rights under the German Act on Employee Inventions (Arbeitnehmererfindungsgesetz) or similar legislation under Tunisian law and fulfilled any obligations under such legislation.

7.3.8 Any computer hardware, software, firmware, networks and other information technology used by or required to carry on the businesses of the Target Companies (the "Information Technology"), to the extent and in the manner as heretofore operated, is either owned or validly leased or licensed to the Target Companies for a period until at least twelve months after the date of this Agreement. No source codes or algorithms relating to any software owned or exclusively used in the Era Business have been disclosed or otherwise made available to third parties. Details of the hardware items and networking equipment and all material agreements or arrangements relating to the development, maintenance and support, security and disaster recovery of the Information Technology are set out in Annex 7.3.8.

7.3.9 The Information Technology has, to the Seller's Best Knowledge, the necessary capacity to fulfill the requirements of the Era Business. The Target Companies have taken all reasonable measures customary for their business to prevent unauthorized access to the Information Technology and/or impairment of the Information Technology by computer viruses or similar programs. The Target Companies make regularly and, to the Seller's Best Knowledge, sufficiently backup files of the software, data and databases used by them and, to the Seller's Best Knowledge, prevent such software, data and databases from third parties' access.

7.4 Real Estate

7.4.1 Except as listed in Annex 7.4.1.a the Target Companies do not own real estate or own or have any rights similar to real estate (hereinafter referred to as the "Real Estate"). The copies attached as Annex 7.4.1.b completely and correctly reflect the contents of the land register and similar registers for the Real Estate. The land register completely and correctly reflects the legal status with respect to the Real Estate; in particular, without limitation, no charges, encumbrances or other legal impairments exist which have to be but are not recorded in the land register. None of the recorded encumbrances does negatively impair the operation of the Era Business or the use of the Real Estate. Except as disclosed in Annex 7.4.1.a, the Target Companies hold valid and unchallengeable title to real estate. Such real estate is not subject to any restriction with respect to their transferability arising from private rights. There are no Regulations or Transactions imposing any payment or other obligation on any of the Target Companies with respect to the Real Estate. There have not been any agreements on transfers, land register consents to enter or cancel an entry or any other declarations made by any of the Target Companies which, in order to be legally perfected, require registration in the land register, or effect such registration, nor is any of the Target Companies under any obligation to perform such Transactions or make such declarations.

7.4.2 Annex 7.4.2 contains a complete and correct list of all land and buildings used by any of the Target Companies under legally valid and enforceable lease agreements (hereinafter referred to as the "Leases"). Annex 7.4.2 also sets forth the lessors' names and in each case a brief description of the premises covered by the Leases, the rental payable thereunder and the term (including any extensions available). To the Seller's Best Knowledge, the rentals of the Leases are market standard. All obligations under any other terms of the Leases have been fully, duly and timely performed and complied with, and the Leases have not been cancelled, otherwise terminated or materially amended or modified within the past four months prior to the date of this Agreement. In particular, the consummation of the transactions contemplated herein will not give the respective counterparty to the Leases any right to terminate the respective Leases. There are no circumstances of any kind which would make it appear reasonably likely that the Target Companies may not be able to continue the use of the land and buildings listed in Annex 7.4.2 through the expiration of the current term of the respective Leases.

7.4.3 Any land, buildings or Superstructures which are part of, on or comprising the Real Estate or the Leases, are in useable condition for the purposes of operating and carrying on of the Era Business to the extent and in the manner as heretofore operated. With respect to such land, building and Superstructures, all routine maintenance has been timely performed. There are no Regulations, Transactions or other third party rights which limit or restrict the current use of such land, building, Superstructures or the other Real Estate, and , to the Seller's Best Knowledge, there exist no circumstances making any such future limitations or restrictions reasonably likely.

7.5 Other Fixed Assets

7.5.1 All fixed assets (Anlagevermögen) used in the Era Business, whether or not reflected in the 2004 Financial Statements or the June 2005 Financial Statements, are legally and beneficially owned and lawfully possessed by the Target Companies unless sold since July 1, 2005 in the ordinary course of business. Such fixed assets are not charged or otherwise encumbered with third party rights. Exempted from the two foregoing sentences are transfers for security purposes (Sicherungsübereignungen), retention of title rights (Eigentumsvorbehalte) or statutory liens (gesetzliche Pfandrechte) securing liabilities incurred in the ordinary course of business by that Target Company in the balance sheet of which such fixed assets are to be shown. Annex 7.5.1 completely and correctly lists all fixed assets legally and beneficially owned and lawfully possessed by the Target Companies as of July 1, 2005. The fixed assets of the Target Companies at Closing are sufficient to operate the Era Business in the ordinary course of business consistent with past practice.

7.5.2 The fixed assets described in Section 7.5.1 are, to the Seller's Best Knowledge, in useable condition for the purposes of operating and carrying on the business of the Target Companies to the extent and in the manner as heretofore operated. With respect to such fixed assets, all routine maintenance has been timely performed.

7.6 Current Assets

7.6.1 All current assets (Umlaufvermögen), whether or not reflected in the 2004 Financial Statements or the June 2005 Financial Statements, are legally and beneficially owned and lawfully possessed by the Target Companies unless, since September 1, 2005, sold in the ordinary course of business. Such current assets are not charged or otherwise encumbered with third party rights. Exempted from the two foregoing sentences are transfers for security purposes (Sicherungsübereignungen), retention of title rights (Eigentumsvorbehalte) or statutory liens (gesetzliche Pfandrechte) securing liabilities incurred in the ordinary course of business by the Target Companies in the balance sheet of which such fixed assets are to be shown.

7.6.2 All the stock and inventory of the Target Companies including work in progress (Vorräte an fertigen und unfertigen Erzeugnissen) are within specifications, free from defect in material, design and workmanship and of merchantable quality and also satisfy any representations and warranties given to the Target Companies' customers. Except as described in Annex 7.6.2, there are no obsolete or slow moving inventories. Slow moving inventories have been written off in accordance with Purchasers' valuation policy as described in Annex 6.6(1). All orders existing on the Closing Date have been or will have been accepted at price levels equal to or above the official price list of the relevant Target Company attached hereto as Annex 7.6.2 or, where not included in the price list, for the prices set out in Annex 7.6.2 and are not subject to any unpaid commissions, fees or other similar charges other than those listed in Annex 7.6.2. The stock and inventory of the Target Companies at Closing is sufficient to operate the Era Business in the ordinary course consistent with past practice.

7.7 Customers, Suppliers and Distributors

Annex 7.7.a contains a complete and correct list of the 20 largest customers and the 20 largest suppliers of the Target Companies, as measured by the business volume for the current fiscal year. Annex 7.7.b contains, to the Seller's Best Knowledge, a complete and correct list of suppliers for certain goods and services (except for utilities, mail and telecommunication services), which cannot be substituted by an alternative source of supply by the Target Companies at any time (jederzeit) and without significant financial or other additional expenses or a loss in quality of the products, indicating in each case the business volume as to the respective products/services for the current fiscal year. There are, to the Seller's Best Knowledge, no circumstances making it reasonably likely that any of these customers or suppliers will materially reduce the volume of its previous commercial activity with the Target Companies. Within the past two years prior to the date of this Agreement there has been no substantial change (apart from usual price changes) in the basis or terms on which any such customer or supplier has been prepared to enter into agreements with the Target Companies, and, to the Seller's Best Knowledge, no such change is expected. Annex 7.7.c contains a complete and correct list of all distributors of the Target Companies. Except as disclosed in Annex 7.7.d, none of the distributors are sales agents (Handelsvertreter) or comparable representatives of the Target Companies. The consummation of the transactions contemplated under this Agreement will not (and will not give any customer, supplier or distributor listed in Annexes 7.7.a through 7.7.c a right to) terminate or modify any rights of, or accelerate or augment any obligation of the Target Companies under any of the agreements. The transactions contemplated under this Agreement are not subject any consent requirement in favour of any of the customers, suppliers or distributors.

7.8 Bank Accounts

Annex 7.8 contains a complete and correct list of all bank accounts of the Target Companies and the respective authorized signatories.

7.9 Insurances

7.9.1 Annex 7.9.1 contains a complete and correct list of all insurances taken out by, or for the benefit of, the Target Companies, their assets, business operations, managing directors or employees (showing as to each policy (Versicherungsschein) or binder (Deckungsbestätigung) the carrier, policy number, coverage limits, expiration dates, annual premiums and a general description of the type of coverage provided). Such insurances cover all risks required by law to be covered (Pflichtversicherungen) as well as, to the Seller's Best Knowledge, on a usual scale, all risks usually covered by companies engaged in similar industry sectors as, and of a comparable size to, the Target Companies. In particular, without limitation, the Real Estate, the Leases and the Superstructures are insured against all customary risks such as fire, flood, storm and burglary. All insurance contracts are valid, subsisting and enforceable on part of the Target Companies, and there have not been any material amendments or modifications to such insurance contracts within the past 6 months prior to the date of this Agreement. Both the respective policy holder and, to the Seller's Best Knowledge, the insurer have timely, duly and completely fulfilled all their obligations under the respective insurance policies.

7.9.2 Annex 7.9.2 contains a complete and correct list of events occurred since 2002 which entitled or entitle the Seller or any of the Target Companies to any insurance benefits from the insurances listed in Annex 7.9.1, or due to which such benefits have actually been claimed.

7.10 Material Agreements

7.10.1 Annex 7.10.1 contains a complete and -- with respect to all details included therein -- correct list of all material agreements (Verträge von grundlegender Bedeutung) (whether express or implied and whether entered into in writing or orally, in each case as amended) the Target Companies are party to and which have not yet been fully performed -- Including any secondary, accessory, contingent or future obligations -- by all parties to these agreements (hereinafter collectively referred to as the "Material Agreements" and each of them as a "Material Agreement"), organized by reference to the categories indicated below and falling within one or more of such categories. Each Material Agreement is listed in the appropriate category or categories, including details specifying the respective counterparties, material obligations and considerations (in particular, without limitation, with respect to payment obligations), term and period of notice:

(1) agreements relating to the acquisition, sale or encumbrance of real estate or rights similar to real estate;

(2) agreements relating to the acquisition or sale of fixed assets, with a value of EUR 25,000 or more in the individual case, and agreements relating to the acquisition or sale of enterprises, businesses or parts thereof;

(3) loan or other credit agreements entered into by a Target Company as lender or borrower (except for customary extensions of payment periods for receivables or payables granted or received in the ordinary course of business) as well as factoring agreements;

(4) guarantees, personal guarantees (Bürgschaften), assumption of debt (Schuldübernahme, Schuldbeitritt), comfort letters or similar legal instruments of any kind issued by the Target Companies;

(5) joint venture, consortium, cooperation or similar agreements with third parties as well as any agreements which may have a restrictive impact on competition;

(6) agreements or obligations which have been entered into or incurred outside the ordinary course of business;

(7) agreements between and among Target Companies; agreements between Target Companies on the one hand and the Seller and/or their Affiliated Companies or Seller's Guarantors or their spouses or relatives on the other hand;

(8) employment agreements, service agreements or agreements with advisors or consultants providing for an annual remuneration of EUR 25,000 or more in the individual case;

(9) customer agreements having an annual value of more than EUR 50,000;

(10) other agreements and obligations which (i) impose annual payments of EUR 50,000 or more in the individual case on the respective Target Company, (ii) is not cancellable by the respective Target Company without penalty or liability within sixty days, (iii) contains a covenant not to compete, or (iv) are otherwise of material relevance.

The Material Agreements are completely and -- with respect to all details included therein -- correctly detailed in Annex 7.10.1 even if such agreements have been fully performed by all parties to such agreements, but have been entered into only after June 30, 2005.

7.10.2 All Material Agreements are valid, legally binding and enforceable and entered into at arm's length terms. Since the date of this Agreement, none of the Material Agreements has been terminated or materially amended; in addition, none of the Target Companies has given or received any notice of ordinary or extraordinary termination to or from any counterparty with respect to any Material Agreement. To the Seller's Best Knowledge, no Material Agreement is about to be given notice, terminated or materially amended within the next six months. The consummation of the transactions contemplated under this Agreement will not (and will not give any party to a Material Agreement a right to) terminate or modify any rights of, or accelerate or augment any obligation of the Target Companies under any of the Material Agreements.

7.10.3 None of the Target Companies or, to the Seller's Best Knowledge, any counterparty to any Material Agreement has been, within the past year prior to the date of this Agreement, or is currently, in breach of any material obligation under any Material Agreement. In particular, without limitation, neither any of the Target Companies nor any counterparty to any Material Agreement is in default with any material obligation under any Material Agreement.

7.11 Labor Matters; Powers of Attorney

7.11.1 Annex 7.11.1.a contains, with respect to all details, a complete and correct list of all managing directors (Geschäftsführer), members of supervisory or similar corporate bodies and employees (including apprentices and part-time employees) of the Target Companies, including relevant information on the respective position/occupation, gross annual salary, gross annual remuneration including bonuses or other incentives. Employees enjoying specific dismissal protection are indicated specifying the legal basis of such dismissal protection (such as maternity/paternity leave or severe disability). Copies of all standard employment agreements used for the employees of the Target Companies are included in Annex 7.11.1.b.

7.11.2 Annex 7.11.2 contains complete and correct copies of all individual employment or service agreements, each in their current version, for (i) any managing director or similar executive bodies, and (ii) any employee whose gross annual remuneration exceeds EUR 75,000 of any of the Target Companies (excluding employment or service agreements to be terminated (beendet) prior to or on the Closing Date pursuant to this Agreement).

7.11.3 The Target Companies have in all material respects duly and timely fulfilled all payment and other obligations vis-à-vis their respective employees including managing directors, independent contractors or similar executives. Small scale employees (geringfügig Beschäftigte) do, to the Seller's Best Knowledge, not have income leading to social security liabilities (Sozialversicherungspflicht). Unless otherwise stated in this Agreement, no claim for wrongful dismissal (Kündigungsschutzklage) is pending or will, to the Seller's Best Knowledge, be filed. All short-term employment agreements (befristete Arbeitsverhältnisse) were entered into in compliance with applicable law.

7.11.4 All (oral, implied or written) service, employment and other agreements between the managing directors and Prokuristen listed in Annex 4.7.2(11), except those terminated in accordance with any stipulation of this Agreement, who shall not transfer to the Purchasers by the transaction contemplated in this Agreement have been validly and bindingly cancelled. Except for the managing directors and Prokuristen listed in Annex 4.7.2(11), there no employees who shall not transfer to the Purchasers by the transactions contemplated in this Agreement.

7.11.5 Since 2002, there have been no strikes, walkouts or other similar labor disputes with respect to any of the Target Companies.

7.11.6 Other than statutory pension rights (Gesetzliche Rentenversicherung) and those pension rights listed in Annex 7.11.6, no pension or retirement schemes or similar commitments or arrangements with any managing directors, similar executives or employees exist or have been made or promised by any of the Target Companies. Except as listed in Annex 7.11.6 no bonuses other incentives, company cars, insurances or special benefits are granted by any of the Target Companies. None of the Tunisian Era Companies has agreed to provide any benefit (including retirement benefits) to any employee, former employee or "mandataire social" and no "mandataire social" of any Tunisian Era Company benefits from any specific advantage (whether financially or otherwise) beyond provisions of Tunisian company law and regulations applicable to the conditions of the "revocation" of such "mandataire social". None of the Tunisian Era Companies have entered into employment agreements allowing any employee to benefit, in case of termination or resignation, from (i) indemnities or severance pay in excess of a one month's salary in addition to any amount due by virtue of the applicable regulatory and legal provisions or (ii) any "préavis" period which would extend beyond the applicable collective bargaining and legal provisions.

7.11.7. Except as disclosed in Annex 7.11.7 the Target Companies are not party to works agreements (Betriebsvereinbarungen), other agreements with employee representatives or are bound by collective bargaining agreements (Tarifverträge).

7.11.8. To the Seller's Best Knowledge, there are no current or imminent reimbursement proceedings under Sec. 128 AFG or Sec. 147a SGB III.

7.11.9 No powers of attorney to sign or to represent any of the Target Companies have been issued to persons, companies or third parties, and are presently in force other than those registered in the respective Commercial Registers or those listed in Annex 7.11.9.

7.12 Taxes

7.12.1 No Tax as defined in Section 10.1.3 will be levied on any of the Target Companies with respect to Events as defined in Section 10.1.1 taking place or having taken place prior to or at the Closing Date. The Seller agrees to settle and pay any Tax Liability for any such periods whether due or payable prior to, at or after the Closing Date. To the extent that any Tax Liability for such periods is due after the Closing Date and the Tax Liability needs to apportioned, the Seller agrees to (i) cooperate with the Purchasers to reasonably determine the apportioned Tax Liability incurred by the Sellers prior to and including the Closing Date and (ii) promptly settle such Tax Liability on or before the applicable due date.

7.12.2 All Target Companies have filed all Tax returns required to be filed and have filed them when due. All Tax returns filed under applicable laws and Regulations by or on behalf of the Target Companies were in all respects true, complete and correct. The Target Companies have paid all Taxes due within the time and in the manner prescribed by law, whether or not shown on such returns.

7.12.3 All Target Companies have complied in all material respects with all applicable laws, rules and Regulations relating to the payment and withholding of Taxes or similar provisions under any applicable laws (foreign or domestic) and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

7.12.4 All Target Companies have established (on their books, records and accounts) reserves and accruals that are adequate for the payment of any Taxes incurred, but not yet due and payable. None of the Target Companies have any liability for unpaid Taxes which have not been accrued for or reserved on the Target Companies' books and records and accounts as of June 30, 2005, whether asserted or unasserted, contingent or otherwise except for a potential turnover tax for the purchase of the real estate in Tunisia as disclosed in Annex 10.2(2). Notwithstanding the foregoing, the Seller agrees to settle any Tax Liability incurred prior to or at the Closing Date, regardless of when such Tax Liability is due and payable.

7.12.5 There are no tax grouping agreements (Organschaftsverträge) in place at the Closing Date in respect of any of the Target Companies nor have any been in place during the six years prior to the Closing Date, except for a turnover tax grouping agreement between the Seller, Era GmbH and Era Elektrotechnik which was terminated with effect on January 1, 2005. There is no dispute or disagreement outstanding nor at the date of this Agreement does any of the Target Companies contemplate commencing any dispute or disagreement with any revenue or Tax Authority regarding a liability or potential liability to any Tax (including in penalties or interest) or recovery from any of the Target Companies or regarding the availability of any relief from Tax and there are no circumstances which make it likely that any such dispute or disagreement will commence.

7.12.6 No assessments or written notices of deficiency have been received by the Target Companies (nor, to the Seller's Best Knowledge, are any threatened) with respect to any Tax returns which the Target Companies have filed with respect to taxable periods ended on or before the Closing Date.

7.12.7 There are no liens (Pfand- oder Zurückbehaltungsrechte) for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Target Companies.

7.12.8 Currently, there is an official tax audit in progress at Era PowerTrain and Era Elektrotechnik. As for the other Target Companies, no tax audit or other examination of any Tax return of the Target Companies is presently in progress, nor has any other Target Company been notified in writing of, nor has there been, any request for such an audit or other examination by any Tax Authority with respect to any taxable period of the Target Companies ending on or prior to the Closing Date. All Tax Liabilities or assessments resulting from an audit or other examination by any Tax Authority of any Tax return of the Target Companies ending on or prior to the Closing Date will be fully paid or settled by the Seller.

7.12.9 The Target Companies have not executed any waiver of any statute of limitations on or extended the period for the assessment or collection of any Tax. No Target Company is a party to any Tax Sharing Agreement or arrangement, written or oral.

7.12.10 There are no rulings, requests for rulings or closing agreements with any Tax Authority which could affect the Taxes of the Target Companies for any period after the Closing Date.

7.12.11 The Target Companies are resident in the respective jurisdictions in which they have their registered offices and none of the Target Companies has a permanent establishment or branch as defined by Tax Laws or Regulations outside of its jurisdiction of residence.

7.12.12 Any Event undertaken by the Target Companies has been correctly accounted for and Tax duly and timely paid in accordance with applicable Laws and Regulations, and all necessary, customary or disclosed governmental approvals have been obtained.

7.12.13 All Transactions to which any or all of the Target Companies are parties consummated in the period up to the Closing Date have been conducted on the basis of arm's length terms, as defined by, and in compliance with applicable Laws and Regulations. The Target Companies have executed and retained written agreements and supporting documentation for all material or recurring inter-company transactions, including but not limited to management charges, royalty payments, and buy/sell activity, and have maintained contemporaneous documentation in compliance with all applicable transfer pricing Laws and Regulations.

7.12.14 None of the Target Companies has any liability to Tax in respect of any income, profits or gains which it has been deemed for the purposes of any Tax legislation to have earned, accrued or received but which it has not actually earned, accrued or received or which can be imputed pursuant to controlled foreign company or similar legislation of any jurisdiction.

7.12.15 The Target Companies have timely made all claims necessary to obtain relief from double Tax under any relevant bilateral convention relating to double taxation in respect of income, profits or gains or payments accrued in their accounts or earned, received or made prior to the Closing Date.

7.12.16 Each Target Company has preserved and retained in its possession, and will continue to do so through the applicable statute of limitations plus 60 days, the following:

(i) to the extent required by law, complete and accurate records relating to its Tax affairs (including but not limited to VAT records, stamp duty records and records related to transfer pricing); and

(ii) sufficient records relating to past events to calculate the profit, gain, loss, debit, credit, balancing charge or balancing allowance (all for Tax purposes) which would arise on any disposal or on the realization of any assets (including intangible fixed assets) owned or acquired prior to the Closing Date.

7.12.17 None of the Target Companies have received any tax incentive or other subsidy by a governmental body or other third party other than as is available to all companies similarly situated; except for possible limitations related to domestic sales in Tunisia, there are no conditions or restrictions which continue to exist relative to the usage, conduct, transferability or disposal of the business or business assets. Each Target Company entitled to receive a tax incentive, benefit, or other subsidy by a governmental body or other third party has properly obtained the appropriate clearances, consents, licenses, and permits and all information supplied to the appropriate Tax authority in connection with such clearance, consent, license, and permit was complete and accurate in all material respects; and any transaction for which such clearance, consent, license, and permit was obtained has been carried out only in accordance with the terms thereof and the application on which the clearance, consent, license, or permit was based.

7.13 Public Grants

Except as disclosed in Annex 7.13 the Target Companies have not been granted any public subsidies, allowances, aids and other public grants, in particular, without limitation, within the meaning of Article 87 of the EC Treaty (hereinafter collectively referred to as the "Public Grants") within the past three years prior to the date of this Agreement, specifying the type, amount and material terms of granting of the Public Grants. To the Seller's Best Knowledge, the Target Companies have applied for, received and used all Public Grants only in accordance with applicable Regulations.

7.14 Legal Proceedings

Except as disclosed in Annex 7.14.a, there are no judicial, arbitration or administrative litigations or other proceedings initiated, pending, or, to the Seller's Best Knowledge, threatening or intended to which any of the Target Companies is, directly or indirectly, a party or which may otherwise result in an obligation or liability of (including, without limitation, a right of recourse of any third party against) any of the Target Companies. Within the past two years prior to the date of this Agreement, no proceedings other than those disclosed in Annex 7.14.b have been completed or settled. The aforesaid shall apply also to any judicial, arbitration or administrative litigations or other proceedings against managing directors or employees of Target Companies arising from or in connection with their employment with the Target Companies. However, proceedings with respect to monetary claims concerning deliveries and services not exceeding EUR 30,000 in the individual case shall not be included in Annexes 7.14.a and 7.14.b. The information contained in Annexes 7.14.a and 7.14.b with respect to the parties to and the nature, underlying facts, amount in dispute and status of the proceedings listed therein is complete and correct.

7.15 Claims

None of the Target Companies has manufactured, sold, distributed or otherwise delivered for the use of third parties, any product or service or -- in relation to the Era Business -- otherwise acted or failed to act in a manner which could give rise to liabilities or other obligations under product liability, warranty or any other claims, and no such liabilities or other obligations exist. Except as disclosed in Annex 7.15, during a period of three years ended June 30, 2005 and from July 1, 2005 until the Closing Date no third party has asserted (geltend gemacht) or noted a possible assertion (Geltendmachung) of any claim against any of the Target Companies based on product liability, warranty or any other legal cause arising from or in connection with the design, manufacturing, sale, distribution or other delivery of any product or service or any other action or failed action related to the Era Business by the Target Companies.

7.16 Licenses, Concessions and Permits; Competition

7.16.1 The Target Companies have, to the Seller's Best Knowledge, always obtained all necessary licenses, concessions and permits of any kind required for the construction and operation of all buildings, installations and other facilities currently or previously used by any of the Target Companies as well as for all other aspects of the conduct and continuation of their present or previous business operations. To the Seller's Best Knowledge, such buildings, installations, facilities and business operations have been established and conducted in accordance with such licenses, concessions and permits. None of these licenses, concessions and permits with respect to the current buildings, installations, facilities and business operations has been or is about to be revoked, suspended, annulled, modified or restricted as a whole or in part, and there are, to the Seller's Best Knowledge, no circumstances which would justify such revocation, suspension, annulment, modification or restriction in the future.

7.16.2 None of the Target Companies is subject to any contractual non-competition clauses or any other contractual restrictions of competition, whether contractually or otherwise. There are no pending or, to the Seller's Best Knowledge, threatened in writing proceedings or investigations regarding unfair competition practices of any of the Target Companies and all agreements, practices and alike are, to the Seller's Best Knowledge, in accordance with all applicable competition laws and have been notified to the relevant competition authorities when so required.

7.17 Compliance with Regulations; Political Contributions

7.17.1 The Target Companies are, and have always been, and the Era Business is and has always been conducted in full compliance with all material provisions of applicable Regulations (including with respect to environmental protection, product safety and occupational health and safety). To the Seller's Best Knowledge, neither the present operation of the Era Business nor any product or service manufactured, sold, distributed or delivered by them contravene or violate any applicable Regulations.

7.17.2 During the past five years, none of the Target Companies or other persons acting on their behalf has (i) except for lawful political contributions in the regular and ordinary course of business consistent with past practice, made any payment to any official, employee or agent (domestic or foreign) of any governmental entity to wrongfully induce the recipient or recipient's employer to do business with, grant favorable treatment to, or compromise or forego any claim by or against any of the Target Companies, or (ii) made any significant payment or conferred any significant benefit which, the Seller in their reasonable business judgment considers or reasonably should consider to be improper.

7.18 Conduct of Business

Except as disclosed in Annex 7.18, from June 30, 2005 through the date of this Agreement, the operations of the Era Business have been conducted exclusively in the ordinary course of business, with the standard of care of a prudent merchant and consistent with prior practice. In particular, without limitation, none of the Target Companies has

(1) incurred any obligation or liability, absolute, accrued, to be accrued, contingent or otherwise, whether due or to become due, exceeding the amount of EUR 50,000 in the individual case, except current trade payables in connection with the purchase of goods or services in the ordinary course of business and consistent with its prior practice;

(2) mortgaged, pledged, transferred or assigned for security purposes or subjected to liens, charges or any other encumbrances any of its tangible or intangible assets -- whether to be shown in the balance sheet or not --, in each case except as in accordance with the ordinary course of business and consistent with its prior practice;

(3) sold, transferred, agreed to transfer, leased to others or otherwise disposed of, acquired or agreed to acquire any of its tangible or intangible assets exceeding the amount of EUR 10,000 in the individual case -- whether to be shown in the balance sheet or not --, except for inventory acquired or sold in the ordinary course of business and consistent with its prior practice, or cancelled or settled any debt or claim, or waived or released any right exceeding the amount of EUR 50,000;

(4) made any change in the rate of salaries, bonuses or other incentives payable to, or paid or agreed or promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance pay to, any managing director, similar executive, employee, advisor or distributor of any of the Target Companies;

(5) made or agreed to make, any capital expenditures with respect to fixed assets in excess of an aggregate of EUR 50,000 (the Target Companies made, however, all capital expenditures on fixed assets at least in a manner and at a time consistent with its prior practice);

(6) failed to maintain its inventory and supplies in a manner consistent with its prior practice;

(7) made any material change in its research and development, manufacturing, purchasing, selling, pricing, marketing or personnel practices;

(8) entered into Transactions other than in the ordinary course of business.

Furthermore, there have been, since June 30, 2005, no Material Adverse Changes with respect to the Target Companies or the Era Business.

7.19 Continuation of Business

Except for the services provided under the IT Services Agreement Hungary (Section 4.8.2(6)), there are no inter-company services, supplies of goods etc. between the Seller, Mr. Aichele, Mr. Aichele's spouse, Mrs. Christl Aichele-Schnabel, or the Seller's Group on the one hand and any of the Target Companies on the other hand which are required to continue to operate the Era Business after the Closing Date in the form as it was operated in the year immediately preceding the date of this Agreement.

7.20 No Brokerage etc.

None of the Target Companies is under any obligation to pay any brokerage, finder's fee, commission, advisors' fee, bonus, extra compensation, severance payment or other incentive to any third party (including, without limitation, supervisory board members, managing directors and employees of the Target Companies) in relation to the execution or consummation of the transactions contemplated hereunder.

7.21 Accuracy of Information

The last version of all information supplied to the Purchasers and their advisors by the Seller, the Seller's Guarantor, Dr. Baumgartner or any Target Company prior to the date of this Agreement is complete and correct. Any facts positively known by the Seller, Mr. Aichele and Dr. Baumgartner relating to the Group Shares and the Era Business, which a prudent merchant would in his reasonable judgment consider important in order to be able to properly evaluate the chances and risks involved in the acquisition of the Era Business, have been fully disclosed to the Purchasers and Purchasers' advisors. At the date of this Agreement, there are no material facts or circumstances which in the future could constitute a Material Adverse Change, except for general developments of the economy or the market situation, and which are not disclosed in this Agreement or have otherwise been disclosed to the Purchasers or the Purchasers' advisors in writing prior to the date of this Agreement.

7.22 Guarantees regarding Canadian and Chinese Era Assets

The statements set forth in the Guarantees in Section 7.1 through 7.21 are mutatis mutandis also complete and correct with regard to the Chinese Era Assets listed in Annex 4.7.2(4) and the Canadian Era Assets listed in Annex 4.7.2(3) as well as with regard to the respective transferors of such assets, i.e. era advanced electrics (Suzhou) Ltd. (China) and Transera Electronics Inc. (Canada), respectively.

If and to the extent the Guarantee in this Section 7.22 is incomplete or incorrect, the provisions contained in Sections 8 and 12 shall apply mutatis mutandis, in particular, the Seller shall put the Purchasers and/or (in the Purchasers' absolute discretion) any of the Target Companies and/or (in the Purchasers' absolute discretion) the respective purchasers of the Chinese Era Assets or the Canadian Era Assets, namely (if not decided otherwise by the Purchasers) LK Products (Suzhou) Telecommunication Components Co., Ltd, China, and Pulse Canada Limited, Canada, respectively, in the position described in Section 8.1.1 or compensate and pay damages to such companies as described in Sections 8.1.2 and 8.1.3.

7.23 Seller's Best Knowledge

If and to the extent that any of the Guarantees in this Section 7 is made to the "Seller's Best Knowledge", the Seller shall be deemed to have such knowledge whenever any member of the board of management or the supervisory board of the Seller or of Seller's general partner (Komplementär), in particular Mr. Aichele and Dr. Baumgartner, had actual knowledge (positive Kenntnis) or negligently failed to have such knowledge (fahrlässige Unkenntnis) by, e.g., having failed to duly inquire any managing director or "Prokurist" of the Seller or of any of the Target Companies or,

(ii) with regard to the Guarantee contained in Section 7.22, a managing director of era advanced electrics (Suzhou) Ltd. (China) or Transera Electronics Inc. (Canada), respectively,

and, in case of both (i) and (ii), irrespectively of whether or not his/her competence or authority is limited to any division, department or branch, or

(iii) any individual who acts or has acted for the Seller or any of the Target Companies or, with regard to the Guarantee contained in Section 7.22, for era advanced electrics (Suzhou) Ltd. (China) or Transera Electronics Inc. (Canada), in an advisory function in connection with the preparation, negotiation or execution of this Agreement or the transactions contemplated hereunder (including, without limitation, any attorneys-at-law, tax advisors, management consultants, accountants and technical and environmental advisors).

7.24 No Double Counting

If and to the extent damages suffered or incurred by any of the Purchasers or a Target Company as the result of a breach of the Guarantees are duplicative (e.g. if a breach of the Guarantee has resulted in damages of a Target Company and in damages of a Purchaser in the form of a corresponding reduction of the value of Purchasers' equity interests in such Target Company), such damages shall not be recoverable more than once.

7.25 Determination of Correctness and Completeness of Guarantees

For the avoidance of doubt and notwithstanding Section 21.1, the correctness and completeness of a Guarantee made under this Section 7 shall, in each case, be determined by the laws applicable to the respective statement made in the Guarantee.

Section 8
Remedies

8.1 Restitution in Kind; Damages

8.1.1 If and to the extent any of the Guarantees set forth in Section 7 is incomplete or incorrect, the Seller shall put the Purchasers and/or (in the Purchasers' absolute discretion) any of the Target Companies, within a period of 25 Business Days of written notice by Purchaser 1 (on behalf of the Purchasers) of such breach of Guarantee, in such position as the respective Purchaser or any of the Target Companies (as the case may be) would have been in had the Guarantee given by the Seller been complete and correct (restitution in kind; Naturalrestitution). To the extent that such breach of Guarantee consists in the existence of a liability, the Purchasers' right to demand restitution in kind shall include the right to demand full indemnity (Freistellung) with respect to such Guarantee.

8.1.2 If and to the extent restitution in kind as contemplated in Section 8.1.1 is impossible or insufficient to fully compensate the Purchasers, the Seller shall pay monetary damages (Schadenersatz in Geld) to the Purchasers (and/or, in the Purchasers' absolute discretion, to any of the Target Companies). If restitution in kind is fully impossible, such monetary damages shall substitute the restitution in kind; otherwise, monetary damages may be claimed by the Purchasers in addition to restitution in kind.

8.1.3 If and to the extent that the Seller fails to provide restitution in kind within the period set forth in Section 8.1.1, the Purchasers shall, in their absolute discretion, in whole or in part and in lieu of their right to demand restitution in kind, have the right to demand that the Seller shall pay monetary damages to the Purchasers (and/or, in the Purchasers' absolute discretion, to any of the Target Companies) in such amount as would be necessary to effect the restitution in kind. Until the Seller has fully performed, the Purchasers may freely modify their claim and, for example, change the claim from restitution in kind to monetary damages.

8.1.4 Any claims of the Purchasers under this Section 8 are collectively referred to as "Guarantee Claims", and each of them as a "Guarantee Claim". The restrictions contained in this Section 8 do apply to the Guarantee Claims only, not to any other claim under this Agreement, in particular not to claims under Sections 9 through 11.

8.1.5. Unless otherwise stipulated in this Agreement, the Purchasers shall not be joint and several creditors (Gesamtgläubiger) with respect of rights and claims to which they are entitled under this Agreement. Nevertheless, the Seller shall be entitled to pay to Purchaser 1 with the effect of discharging its obligation (Zahlung mit befreiender Wirkung according to Section 362 para. 2 German Civil Code). In any case, Section 429 German Civil Code shall not apply. The Seller shall at all times maintain Mr. Aichele as representative with regard to any and all actions, notices or declarations stipulated herein or permitted hereunder ("Seller's Representative"). Where this Agreement provides for actions or declarations by or to the Seller, these actions or declarations may be made by or to the Seller's Representative on behalf of the Seller. This does not exclude the Purchasers from addressing any actions of declarations to any other competent Seller's representative (e.g. managing director).

8.2 Exclusion of further Remedies

The Parties agree that the Guarantee Claims supersede and replace any statutory purchaser's rights, warranties or guaranties under applicable law, and that the remedies for breach of Guarantees provided for in this Agreement shall be the exclusive remedies available to the Purchasers or the Target Companies. For the avoidance of doubt, (i) the right of the Purchasers to withdraw from (zurücktreten) this Agreement or to require the unwinding of the transactions contemplated therein (e.g. by way of großer Schadenersatz or Schadenersatz statt der Leistung); (ii) the claim for reduction of purchase price (Minderung); (iii) the claim for breach of pre-contractual obligations (culpa in contrahendo), Sections 241 para. 2, 311 para. 2 and para. 3 German Civil Code (BGB); and (iv) the claim for frustration of contract (Störung der Geschäftsgrundlage) pursuant to Section 313 German Civil Code, shall be excluded to the extent covered by the statements in the Guarantees of Section 7, save for any remedies of the Purchaser in the event of willful deceit (arglistige Täuschung) or intentional breach of contract (vorsätzliche Vertragsverletzung).

8.3 De Minimis

The Purchasers shall not be entitled to assert Guarantee Claims against the Seller if the aggregate amount of all Guarantee Claims does not exceed EUR 75,000 (the "De Minimis Claims"). In case the aggregate amount of all Guarantee Claims exceeds the De Minimis Claims, the Seller's liability shall cover this aggregate amount (including the De Minimis Claims). The De Minimis Claims shall not apply to any Guarantee Claims of the Purchasers under the Guarantees stipulated in Sections 7.1.1 through 7.1.4, 7.1.10 and 7.15 or arising from a breach of the Guarantees based on fraud, willful deceit (arglistige Täuschung), willful or intentional misconduct (Vorsatz) or gross negligence by the Seller, Mr. Aichele or any individual who acts or has acted for the Seller or any of the Target Companies or, with regard to the Guarantee contained in Section 7.22, for era advanced electrics (Suzhou) Ltd. (China) or Transera Electronics Inc. (Canada), in connection with the preparation, negotiation or execution of this Agreement or the transactions contemplated hereunder (including, without limitation, any attorneys-at-law, tax advisors, management consultants, accountants and technical and environmental advisors).

8.4 Cap

The aggregate liability of the Seller under the Guarantee Claims shall not exceed EUR 15,000,000 (hereinafter referred to as the "Liability Cap"). The Liability Cap does not apply to any Guarantee Claims of the Purchasers under the Guarantees stipulated in Sections 7.1.1 through 7.1.4, 7.1.10 and 7.15 or arising from a breach of the Guarantees based on fraud, willful deceit (arglistige Täuschung), willful or intentional misconduct (Vorsatz) or gross negligence on behalf of the Seller or Mr. Aichele or any individual who acts or has acted for the Seller or any of the Target Companies or, with regard to the Guarantee contained in Section 7.22, for era advanced electrics (Suzhou) Ltd. (China) or Transera Electronics Inc. (Canada), in connection with the preparation, negotiation or execution of this Agreement or the transactions contemplated hereunder (including, without limitation, any attorneys-at-law, tax advisors, management consultants, accountants and technical and environmental advisors).

8.5 General Exclusions and Limitations of Seller's Liability

Without prejudice to other exclusions or limitations set forth in this Agreement, the Purchasers shall not have a claim under Sections 7 -- 11, if and to the extent that the damages, taxes or environmental liabilities are the result of a failure by one of the Purchasers or the Target Companies of their obligation to avoid or mitigate damages after the Closing Date (Section 254 German Civil Code).

8.6 Duties to Inform; Breach Notice

Purchaser 1 (on behalf of the Purchasers) shall inform the Seller without undue delay, at the latest within thirty Business Days, if any third party (including, without limitation, a public authority) sues, or otherwise brings any judicial action against any of the Purchasers if and to the extent the Purchasers would have any Guarantee Claim against the Seller in the event of unsuccessfulness in such lawsuit or action. If, after the Closing Date, the Purchasers become aware of any circumstances which indicate that there has been a breach of the Guarantees, Purchaser 1 (on behalf of the Purchasers) shall give Seller written notice within thirty Business Days (the "Breach Notice"). The Breach Notice should state the nature of the breach of Guarantees and the amount of damages resulting from the breach if and to the extent that such damages can with reasonable effort be determined at the time the Breach Notice is given.

Any Guarantee Claim of the Purchasers shall, subject to Section 254 German Civil Code, remain unaffected by any violation of the duty to inform or to give the Breach Notice.

Section 9
Environmental Indemnity

9.1 Definitions

For the purposes of this Agreement, the following definitions shall apply:

9.1.1 "Environment" shall mean the air (including, without limitation, the air within buildings and other natural or manmade structures whether above or below ground), water (including, without limitation, surface and ground water and water within pipes, drains or sewers) and land (including, without limitation, the soil, sub-soil, sediment or other terrestrial material).

9.1.2 "Superstructures" shall mean any buildings and aboveground or subterranean constructions whether closely connected with any land or whether part of such land.

9.1.3 "Relevant Areas" shall mean any land and Superstructures previously or currently, legally or beneficially owned, occupied or used by Target Companies.

9.1.4 "Environmental Laws" shall mean any Regulations and Transactions relating to the protection of the environment (whether overall or of certain elements) or otherwise concerning the environment, including, without limitation, laws concerning the respective interests of neighbors (Nachbarrecht).

9.1.5 "Environmental Contamination" shall mean

  any condition or circumstance in connection with Relevant Areas existing or originating (or any event or occurrence) at any time prior to the Closing Date to the extent they cause, could cause or have caused any contamination, pollution or impairment of or harm or damage to any such Relevant Areas, other land or Superstructures, movable property or the Environment;

  any ammunition or parts thereof located on Relevant Areas (aboveground or subterranean) at the date of this Agreement or the Closing Date;

  any action or omission of persons previously or currently employed by the Target Companies entailing any liability or responsibility on part of the Target Companies under Environmental Laws.

9.1.6 "Remediation Work" (Sanierung) shall mean any inspections, investigations, assessments, audits and recovery works (including additional expenses for disposals), sampling or monitoring and any works (including the installation, operation, repair or replacement of plant or equipment) which are necessary or ordered by any governmental authority or other public body in order to investigate, remove, redevelop, ameliorate, clean-up or contain any Contamination or its impacts, as well as any measures in order to defend or settle any demands (in particular, without limitation, by means of administrative decisions, legal actions or enforcement procedures) by any governmental authorities, other public bodies or other third parties.

9.1.7 "Environmental Proceedings" shall mean any judicial, regulatory or administrative proceeding, suit, action, claim, demand, notice or requirement and any claims under private and public law commenced, served, made or threatened in writing in relation to any Contamination to any of the Target Companies prior to or at the Closing Date.

9.1.8 "Environmental Losses" shall mean any damages, liabilities, losses, fines, penalties, costs (including costs incurred in or resulting from Remediation Work) or expenses (including appropriate professional and/or consultants' fees and expenses) incurred in relation to any Contamination or any Environmental Proceedings.

9.2 Indemnification

The Seller shall indemnify and hold harmless the Purchasers and/or, at the Purchasers' absolute discretion, any of the Target Companies, from and against any and all Environmental Losses incurred, suffered or sustained by any of them.

9.3 Duty to Inform

Purchaser 1 (on behalf of the Purchasers) shall, without undue delay but within 30 days at the latest fully inform the Seller regarding the initiation of Environmental Proceedings or other proceedings that may give rise to a claim under Section 9.2. Subject to Section 254 German Civil Code, the Purchasers' indemnification claims pursuant to Section 9.2 shall remain unaffected by any violation of this duty to inform.

Section 10
Tax Indemnity

10.1 Definitions

As used in this Agreement, unless expressly otherwise stated or evident in the context, the following terms shall have the following meanings, the singular (where appropriate) shall include the plural and vice versa and references to Annexes and Sections shall mean Annexes and Sections of this Agreement:

10.1.1 "Event" shall mean any event, act, transaction, action, or omission (whether or not a Target Company is party thereto) and includes (but is not limited to) the disposal, contribution or transfer of shares or assets/liabilities or business prior to and including the Closing Date, any merger or legal entity reorganization, any change in residence of any person, the death or dissolution of any Person, the receipt or accrual of any income profits or gains, any distribution, any transfer payment, loan or advance, and any event which is deemed to have occurred or is treated or regarded as having occurred for the purposes of Tax Laws or legislation.

10.1.2 "Person" shall mean an individual, natural person, or corporation, a partnership, an association, a limited or unlimited liability company, a trust, estate or any other entity or organization, including a government or political subdivision or agency or instrumentality thereof.

10.1.3 "Tax"/"Taxes" shall mean any taxes within the meaning of Section 3 paras. 1 through 3 of the German Tax Code (Abgabenordnung), including but not limited to all forms of taxes, duties, imposts and levies in the nature of taxes whenever and wherever created or imposed, including (without limitation) net income, gross income, gross receipts, sales, use, ad valorem, franchise, value added, profits, license, withholding, capital stock, capital duty, unemployment, disability, alternative minimum tax, payroll, social security, employment, excise, severance, stamp, business, occupation, premium or property tax, advance corporation tax, capital gains tax, inheritance tax, stamp duty, customs or excise duties or tariffs or other tax, contribution, fee, assessment or charge of any kind whatsoever imposed by any governmental authority or other public body competent for the imposition of any such Tax (heretofore and hereinafter referred to as the "Tax Authority") or owed due to applicable Laws or regulations. For the purposes of this Agreement, Taxes shall further include any payments made as party liable for Taxes and payments to any other party pursuant to a tax sharing or indemnity arrangement, as well as any interest and any penalties, additions to tax or additional amounts under applicable law or imposed by a Tax Authority.

10.1.4 "Tax Liability" shall mean an obligation to make an actual payment of Tax, or a reduction of Tax receivable or Tax relief, whether or not such liability is also or alternatively a liability of, or chargeable against or attributable to, any other person and whether or not a Target Company shall or may have a right of recovery or reimbursement against any other Person.

10.1.5 "Tax Returns" means all returns, declarations, and information returns and statements relating to Taxes, including any amendments or supplements thereto and the term "Tax Return" means any one of the foregoing.

10.2 Indemnification

From and after the Closing Date, the Seller shall indemnify and hold harmless the Purchasers and/or at the Purchaser's absolute discretion, any of the Target Companies, from and against any and all Losses suffered or incurred by the Purchasers, the Target Companies and their Affiliated Companies resulting or arising from any breach by the Seller of the Guarantees under Section 7.12 of this Agreement.

The Seller shall indemnify and hold harmless the Purchasers and/or, at the Purchasers' absolute discretion, any of the Target Companies from and against any Taxes unpaid which have been or will be imposed on any of the Target Companies attributable based on an "as-if assessment" to the period up to and including or resulting from action taken on or prior to the Closing Date;

    any tax matters disclosed in Annex 10.2(2); and

    any liability arising from or in connection with any breach of any Guarantee contained in Section 7.12 above.

The Guarantees set forth in Section 7.12 and the covenants contained in this Agreement shall survive the Closing Date and consequently the right to present claims for breach of such Guarantees and covenants and the obligation to indemnify accordingly shall remain in force with respect to the Guarantees set forth in Section 7.12 relating to taxes, for a period of 60 days following the expiration of the applicable statute of limitations.

Indemnification made by the Seller shall be made free and clear and without set-off, counterclaim, deduction of any Tax, levies, imposts, duties, charges, fees, deductions, withholdings, restrictions or conditions of any nature. If at any time any applicable law requires the Seller (or any other member of the VAT group) to make any such deduction or withholding from any such payment, the sum due from the Seller in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Purchaser receives a net sum equal to the sum which it would have received if no deduction or withholding been required to be made, provided that the liability of the Seller to gross-up under this clause shall be reduced or extinguished to the extent that the Purchaser or the respective Target Company has realized any benefits by deduction, rebate, allowance, credit or other relief (e.g. in the case of a prolongation of amortization or depreciation periods or higher depreciation allowances) in respect of the circumstances giving rise to the liability to make the payment, or to the extent that the original amount which the Seller is liable to pay is determined on a basis which already reflects the impact of any such deduction or withholding. Subject to the Purchasers' right to offset for validly existing claims, the Seller shall be entitled to all refunds of Taxes received by the Target Companies attributable to any taxable period ending prior to or at the Closing Date.

10.3 Specific Indemnity

Notwithstanding the provisions set forth in Section 10.2, the Seller agrees to indemnify and hold harmless the Purchasers and the Target Companies from, against and in respect of any Loss imposed on, sustained, incurred or suffered by or asserted against any of the Purchasers and/or Target Companies relating to or arising out of liabilities or obligations for Taxes attributable to the Target Companies prior to and including the Closing Date.

10.4 Additional Profit and Loss

Notwithstanding the provisions set forth in Section 10.2, any additional profit and loss allocations resulting from any tax audit relating to periods ending prior to or on the Closing Date shall not increase or reduce the Preliminary Purchase Price and shall not entitle the Seller to any additional profit distribution.

10.5 Duty to Inform

Purchaser 1 (on behalf of the Purchasers) shall, without undue delay but within 30 days at the latest fully inform the Seller regarding the commencement of any tax audit, all tax assessments (Steuerbescheide) and announcements of tax audits (Betriebsprüfungen) or other proceeding that may give rise to a claim under Section 10.2. Purchaser 1 (on behalf of the Purchasers) shall procure that the Seller is provided with documents and other information reasonably required by the Seller to evaluate the tax assessments or tax audits and the potential liability of the Seller in connection therewith. If and to the extent that tax audits of the Target Companies relate to Taxes for which the Seller may be liable under Section 10.2, the Seller will upon request be given the opportunity to instruct, at its own expense, counsel, accountants or auditors in relation to such tax audits and to participate in meetings with tax authorities in relation to such tax audits if appropriate.

Subject to Section 254 German Civil Code, the Purchasers' indemnification claims pursuant to Section 10.2 and 10.3 shall remain unaffected by any violation of the Purchasers' duties under this Section 10.5.

10.6 Tax Matters

The Seller will prepare and file the corporate income tax returns for all Target Companies for return periods ending before or at the Closing Date and, as appropriate, address all queries relating to these returns from the relevant Tax Authorities. The Purchasers shall provide access to the Seller and its professional advisors (being subject to professional secrecy) of such information that is relevant and is reasonably necessary to address these returns covering periods up to the Closing Date and the Seller will keep the Purchasers fully informed of the status and any actions taken with respect to these matters, including copies of relevant documentation. The Purchasers shall also have the right to review such returns and correspondence with respect to the Tax Authorities prior to submission and the Parties agree to consult and resolve in good faith any issues arising as a result of such review by the Purchaser.

After the Closing Date, the Parties will provide and will cause their Affiliated Companies to provide the other Party with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return, determining a liability for Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Without limiting the scope of the foregoing, the Parties shall each make available to the other, as reasonably requested, all information, records or documents in their possession relating to all Tax matters and Tax Returns of the Target Companies for all tax periods prior to or including the Closing Date and shall preserve all such information, records and documents until sixty days after the expiration of any applicable Tax statute of limitations or extensions thereof.

10.7 Defense

10.7.1 Purchaser 1 (on behalf of the Purchasers) will take, and will procure that the Target Companies take, such action it deems reasonable to avoid, dispute, resist, appeal or otherwise defend against any claim for Taxes for which the Seller may be liable under Section 10.2 (the "Tax Claim"). Purchaser 1 (on behalf of the Purchasers) will procure that the Seller will be provided with relevant documents, other information and assistance reasonably requested by the Seller to evaluate the potential Tax Claim and the tax assessments and/or tax audits in connection with such Tax Claim. If and to the extent that tax audits of the Target Companies relate to Taxes which might result in a Tax Claim, the Seller shall at its request be given the opportunity to instruct, at its own expense, counsel, accountants or auditors in relation to such tax audits and to participate in meetings with tax authorities in relation to such tax audits.

10.7.2 The Seller will have the right to control the defense, compromise or settlement of the Tax Claim with its own counsel (reasonably satisfactory to the Purchasers) if the Seller delivers written notice to the Purchaser within ten (10) days following the Sellers' receipt of notice of the Tax Claim from Purchaser 1 (on behalf of the Purchasers) acknowledging its willingness to assume the defense of such Tax Claim; provided that, without Purchaser 1's (acting on behalf of the Purchasers) consent, the Seller shall not consent to the entry of any judgment or enter into any settlement (a) that provides for injunctive or other non-monetary relief affecting the Purchasers or (b) that does not include as an unconditional term thereof the giving by each claimant or plaintiff to the Purchasers of a release of all liability with respect to such claim. In its defense, compromise or settlement of any Tax Claim, the Seller will timely provide the Purchasers with such information with respect to such defense, compromise or settlement as the Purchasers may request, and will not assume any position or take any action that would impose an obligation of any kind on, or restrict the actions of the Purchasers. The Purchasers will be entitled (at the Purchasers' expense) to participate in the defense by the Seller of any Tax Claim with their own counsel and the Parties agree to reasonably cooperate in the defense of any such Tax Claim.

10.7.3 In the event that the Seller do not assume the defense of a Tax Claim in accordance with Section 10.7.1, the Purchasers will have the right to control the defense or settlement of such Tax Claim with counsel of its choice; provided, however, that the Purchasers will not settle or compromise any Tax Claim without the Seller's prior written consent, unless the Seller has not acknowledged its obligations to indemnify the Purchasers with respect to such Tax Claim in accordance with Section 10.7.2. The Seller will be entitled (at the Seller's expense) to participate in the defense of any Tax Claim with its own counsel.

Section 11
Various Indemnities

11.1 Indemnities

The Seller shall indemnify and hold harmless the Purchasers and/or, at the Purchasers' absolute discretion, any of the Target Companies, from and against any claims (including third-party claims), damage, liabilities, losses, fines, penalties and any kind of expenses arising from or in connection with

(a) legal deficiencies and delays relating to the mergers of the BREMI Companies into Era PowerTrain which had been notarized by the Civil Notary Ralf Nebel, Kierspe/Westfalen, in 2004 but not been validly completed due to legal deficiencies and which are, therefore, currently being repeated by the Seller;

(b) liabilities of any of the Target Companies relating to the Cable Shield Exclusion;

(c) the existing group services agreements between the Seller and any of the Target Companies, particularly those listed in Annex 11c, in specific regarding (i) the preservation of the respective shareholder's capital (in particular Sections 30 et seq. German Code on Limited Liability Companies), (ii) adverse tax effects or (ii) any other adverse effect resulting from such group services agreements not being entered into on "at arms length's"-terms;

(d) all unenforceable or valid non-compete covenants in agreements with employees referred to in Section 4.7.2(8);

(e) pension obligations relating to employees of the Era Business unless and to the extent accrued for in the 2004 Financial Statements or the June 2005 Financial Statements;

(f) legal deficiencies of short-term employment agreements (befristete Arbeitsverhältnisse) with the Target Companies;

(g) claims for reimbursement by the social security authorities for unemployment benefits paid to the Seller's or the Target Companies' employees (Section 147a Social Security Code III);

(h) claims of the Target Companies' distributors (including but not limited to those listed in Annex 7.7.c), resulting from their status as sales agents (Handelsvertreter) or comparable representatives of the Target Companies, particularly claims for compensation in case of the termination of the distributorship agreement (e.g. according to Section 89b German Commercial Code) by any of these sales agents, if their termination results from the consummation of this Agreement;

(i) the manufacturing, sale, distributions and/or delivery of products for the use of third parties and/or rendering of services by any of the Target Companies to any of its customers or other third party prior to the Closing Date regarding the following claims and pending proceedings:

- pending claim for damages by Hermle GmbH against era PowerTrain GmbH in connection with the delivery of battery claps (LG Hagen, 2 O 165/05);

- pending claim by Era Elektrotechnik and HDI Industrieversicherung AG against Winfried Rosenberger (LG Stuttgart, 34 O 153/04 KfH), a revocable settlement is negotiated;

- claim for damages by customers, in particular BMW AG and VW AG, against Era PowerTrain and/or BREMI Auto-Elektrik Ernst Bremicker GmbH regarding the delivery of defective ignition coils (type Pencilcoil) during the production period between January 1, 2000 and May 17, 2004 regarding VW AG and between January 1, 2000 andDecember 31, 2004 regarding BMW  AG;

- claim for damages by Siemens EDM against Era PowerTrain regarding the termination of an supply agreement (controls for ignition coils) (settled before the Regional Court of Hagen on May 27, 20 05);

- claim for damages by Ferriere di Stabio S.A. against Era PowerTrain regarding the continuation of supply of battery clamps (settled before the Regional Court of Dortmund on March 17, 20 05);

- claim for damages by Siemens VDO AG against Era Elektrotechnik regarding a recall caused by defective ABS co ils;

- warranty claim by Bosch Junkers against Era Elektrotechnik regarding defective transformers (notification of damage no. 70-110-00105-0 46);

- product liability claim by Buderus Lollar against Era Elektrotechnik regarding defective transformers (notification of damage no. 70-110-01264- 04);

- warranty claim by SBT Rastatt against Era Elektrotechnik regarding SBT/TEM transformers produced in 2004 (until now no notification of damage);

- claim by Muradiye Tiraki against Era Elektrotechnik regarding outstanding renumeration (first instance Labour Court Stuttgart, 17 Ca 5474/04, pending before the State Labor Court Baden-Württemberg, 2 Sa 38/05);

- possible claim for severance payments by employees against Era PowerTrain;

(j) the non-performance of the obligations regarding the settlement of Funded Debt pursuant to Section 4.7.2(10);

(k) the use of the name "era", prior to or after the date of this Agreement, by companies belonging to the Seller's Group;

(l) the dismissed registration with the land register (filed under no. 6725 with the real estate Tribunal of Bizerte) of plot no. 9 of the location plan for the industrial zone of Menzel Jemil, purchased from the Conseil Régional du Gouvernorat de Bizerte by Tunera on June 14, 2000; and

(m) any failure in complying with mandatory notice requirements with respect to the Group Shares, in particular under Section 16 of the German Limited Liability Company Act and Section 20 of the German Stock Corporation Act.

11.2 Retention of Claims

The Seller may, by way of assignment, to the Seller retain claims and receive the reimbursements for damages or other monetary awards or amounts due to these claims in connection with the following facts:

(i) Mr. Winfried Rosenberger regarding the pending claim at the Local Court of Stuttgart (LG Stuttgart 34 O 153/04 KfH) recovered from a settlement or a judgement by era Elektrotechnik;

(ii) the Civil Notary Ralf Nebel, Kierspe, regarding a breach of his official duties in connection with the notarizations and applications for the listing of the merger of the BREMI companies; and

(iii) exel Meinerzhagen GmbH regarding the pending claim at the Local Court of Stuttgart (LG Stuttgart 40 O 208/05 KFH) recovered from a settlement or a judgement by Era PowerTrain.

The Seller shall have the right to bring, at his own expenses, any action or proceeding with respect to these claims by counsel of his own choice. At the same time, Seller shall indemnify and hold harmless the Purchasers and/or the Target Companies against any counterclaims or claims that might be brought against the Purchasers or the Target Companies in connection with the facts under this (i) through (iii) of this section.

Section 12
Seller's Liability

12.1 Time Limits

All claims of the Purchasers arising under Sections 7 through 11 shall be time-barred 24 months after the Closing Date, except for any Guarantee Claims of the Purchasers arising from a breach in respect of Sections 7.1.1 through 7.1.4 which shall be time-barred ten years after the Closing Date;

    any claims of the Purchasers arising under Section 9 (Environmental Indemnity) which shall be time-barred ten years after the Closing Date;

    any claims of the Purchasers arising under Section 10 (Tax Indemnity) which shall be time-barred, at the earliest, 36 months after the Closing Date, however, in no event before a period of 9 months after the date of the final, non-appealable assessment concerning the respective Tax has expired;

    any Guarantee Claims of the Purchasers arising under Guarantees the Seller issued, willfully or grossly negligently, incompletely, incorrectly or misleadingly, as well as any claims of the Purchasers arising under Section 9 (Various Indemnities) shall be time-barred in accordance with the statutory rules set forth in Sections 195, 199 German Civil Code, if not any longer limitation period arises from Section 12.1(1).

12.2 Suspension

The limitations of claims under this Agreement shall be suspended (gehemmt) as soon and to the extent as any of the Purchasers has made a Breach Notice or otherwise notified the Seller in writing that it intends to bring a claim against the Seller. The suspension shall expire five months from receipt of this notification by the Seller unless any of the Purchasers demands direct negotiations pursuant to Section 21.2.1 sentence 1 within this period; in this case the suspension shall expire if any of the parties to the mediation pursuant to Section 21.2.1 sentence 2 notifies the other parties in writing that the mediation has failed. Any statutory provision concerning the suspension of claims shall remain unaffected.

12.3 Knowledge of Purchasers

Section 442 para. 1 sentence 2 German Civil Code and Section 377 German Commercial Code as well as the legal principle expressed in these provisions shall not apply -- neither directly nor by analogy -- to the Guarantee Claims and any other claim under this Agreement.

Section 13
Purchasers' Guarantees

13.1 Purchasers' Guarantees

Each of the Purchasers hereby guarantees to the Seller, subject to the requirements and limitations provided in Section 8 or otherwise in this Agreement, by way of an independent promise of guarantee (selbständiges Garantieversprechen) in accordance with Section 311 para. 1 German Civil Code (hereinafter collectively referred to as the "Purchasers' Guarantees" and each of them as a "Purchasers' Guarantee") that the statements set forth below are correct as of the date of this Agreement and as of the Closing Date -- unless it is specifically provided for that a Guarantee shall be made of a different date:

13.1.1 Purchaser 1 has been duly established and validly exists as a German limited liability company (Gesellschaft mit beschränkter Haftung, GmbH). Purchaser 1 has the unrestricted right, power, authority and capacity to execute and consummate this Agreement and the transactions contemplated hereunder. All required approvals of any corporate bodies of Purchaser 1 have been given.

Purchaser 2 has been duly established and validly exists as a Hongkong Limited. Purchaser 2 has the unrestricted right, power, authority and capacity to execute and consummate this Agreement and the transactions contemplated hereunder. All required approvals of any corporate bodies of Purchaser 2 have been given.

13.1.2 No bankruptcy (Konkurs), insolvency (Insolvenz) or comparable proceedings have been initiated or applied for, or have been threatened to be opened over the assets of Purchaser 1 and/or Purchaser 2 and neither Purchaser 1 nor Purchaser 2 are over-indebted (überschuldet) or illiquid (zahlungsunfähig), nor is illiquidity impending (drohende Zahlungsunfähigkeit) in terms of Section 18 German Insolvency Code (Insolvenzordnung) or the respective foreign law. There are no circumstances that would justify the opening of such proceedings or the avoidance, challenge or rescission of this Agreement in the future; in particular, neither Purchaser 1 nor Purchaser 2 have ceased or suspended payments (Zahlungen eingestellt) and no debt settlement arrangement with respect to either of them, or other compromise or arrangement between either of them and any of their respective creditors, has been proposed or approved.

13.1.3 This Agreement constitutes (and all other documents executed by the Purchasers under or in connection with this Agreement will, when executed, constitute) to the respective Purchaser's best knowledge, legal, valid and binding obligations of the Purchasers enforceable in accordance with their terms.

13.1.4 The execution and consummation of this Agreement and of the transactions contemplated therein by the Purchasers does not violate Purchaser 1's and Purchaser 2's the articles of association, a partnership agreement or other corporate documents, as the case may be, or any other legal obligations of any of the Purchasers and is not subject to challenge (Anfechtung) by any third party on any legal basis, including without limitation on the basis of any creditor protection laws such as Sections 129 through147 German Insolvency Code (InsO).

13.1.5 There is no action, suit, investigation or other proceeding pending or to the respective Purchaser's best knowledge threatened against or affecting any of the Purchasers before any court, arbitrator, governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the execution or consummation of this Agreement or the transactions contemplated therein, and there are no circumstances likely to give rise to any of the foregoing.

13.1.6 On behalf of the Purchasers, Mr. James M. Papada, III., Chairman and Chief Executive Officer of Technitrol Inc., PA, USA, and Mr. Drew Moyer, Senior Vice President and Chief Financial Officer of Technitrol Inc., PA, USA, state that none of them has actual knowledge that any of the Guarantees are incorrect or incomplete in any material respect as of the date of this Agreement.

13.2 Remedies

In the event that a Purchaser is in breach of any Purchasers' Guarantee in Section 13, the provisions in Section 8 shall apply mutatis mutandis. The limitation period for any claims of Seller shall be 24 months after the Closing Date.

Section 14
Post-Closing Obligations

14.1 Non-Competition Clause

14.1.1 The Seller and Mr. Aichele shall, for a period of 30 months from the Closing Date, in the production and distribution of electrical components for the automotive and/or electrical industry, not engage in any activity which would, directly or indirectly, compete with or result in competition with such present business operations of the Target Companies. It is understood, however, that the Seller and Mr. Aichele shall be entitled to acquire up to 5 % of the share capital of a corporation listed on a stock exchange. The Seller and Mr. Aichele represent and warrant that the other companies belonging to the Seller's Group in the aforementioned period comply with the foregoing provisions of this Section 14.1.1 accordingly. Mr. Aichele and Dr. Baumgartner shall ensure that their spouses, Mrs. Christl Aichele-Schnabel and Mrs. Oriabel Baumgartner, respectively, will be subject to provisions substantially comparable to those in Section 14.1 and 14.2 by effecting guarantees substantially in the form as contained in Annex 14.1.1.

14.1.2 In case of a breach of the covenants set forth in Section 14.1.1 the Purchasers may request that the Seller and Mr. Aichele refrain from any future breaches. In addition, the Seller and Mr. Aichele shall, upon request by Purchaser 1 (on behalf of the Purchasers), put the Purchasers and/or, in the Purchasers' absolute discretion, any of the Target Companies in the position they would be in had the transaction violating the covenants been undertaken for the Purchasers' account. In particular, without limitation, any benefits and advantages on part of the Seller (or any company of the Seller's Group, as the case may be) or Mr. Aichele taken of the breach of such covenants shall be released and refunded. The claiming of further damages for any losses incurred by the Purchasers, any of the Target Companies or their Affiliated Companies due to actions prohibited by the aforesaid covenants shall remain unaffected.

14.1.3 In case of a breach of the covenants set forth in Section 14.1.1 the Seller and Mr. Aichele shall be liable to pay to the Purchasers (and/or, at the Purchasers' discretion, to any of the Target Companies) for each breach a contractual penalty (Vertragsstrafe) in the amount of EUR 250,000. In the event of a continuing violation, for each additional month that the violation continues, the Seller shall be liable to pay a further contractual penalty in the amount of EUR 250,000.

14.2 Non-Solicitation

The Seller and Mr. Aichele shall, for a period of 3 years from the Closing Date, not actively solicit or entice away from any of the Target Companies or any company of the Technitrol Group, or on their initiative offer employment or offer any contract for services with, any person who was employed by any of the Target Companies or is employed by any company of the Technitrol Group as managing director or member of the senior management (leitende Angestellte im Sinne von S 5 Abs. 3 BetrVG) during the 2 years prior to the Closing Date. The Seller and Mr. Aichele warrant that the other entities of the Seller's Group also shall abide by the restrictions set forth in the foregoing provisions of this Section 14.2. In case of a breach of the covenant set forth in this Section 14.2, Sections 14.1.2 and Sections 14.1.3 shall apply accordingly.

14.3 Seller's Name, Logo, Trademarks; Use of the Name "era"

14.3.1 Purchasers 1 and 2, the Target Companies and the Technitrol Group are, as from the Closing Date, at no costs and in perpetuation (dauerhaft) entitled to use the name "era", the Seller's logo, trademarks, trade names or any derivation therefrom. Furthermore, Purchasers 1 and 2, the Target Companies and the Technitrol Group are entitled to use the name "BREMI" as currently used in product lines of the Target Companies until these product lines will be replaced by others.

14.3.2 The Seller and Mr. Aichele shall, as from the Closing Date, (i) cease to use and (ii) shall ensure that Seller's Affiliated Companies (except the Target Companies) and relatives of Mr. Aichele within the meaning of Section 138 German Insolveny Code (InsO) and licensees of the Seller including its Affiliated Companies cease to use (as part of their corporate or trade name, internet domains or otherwise) the name "era", any logo, trademark, trade name or any derivation therefrom. Notwithstanding the foregoing sentence, the Seller remains the sole proprietor of its name (Firma) and shall be granted the right to use the name "era", any logo, trademark, trade name or any derivation therefrom but only insofar and solely in connection with the cable shield business of era-contact GmbH with its registered offices in Bretten, Germany. For the avoidance of doubt, the Seller Mr. Aichele and any company or person defined in sentence 1 shall not be entitled to use the name "era", the trade name, logo, trademarks or any derivation therefrom, or to obtain such future trademarks, for any business other than the remaining cable shield business, in particular, this limitation shall apply to the manufacture, sale or distribution of electrical components for the automotive, electronics and/or electrical industry, or any activity which would, directly or indirectly, compete with or result in competition with the Era Business or the current or future business of Technitrol Group.

14.3.3 The Seller shall (i), prior to or at the Closing, transfer and assign the Seller IP Rights as listed in Annex 4.7.2(13) to the Target Companies and (ii) at the Seller's costs and expenses and, as soon as reasonably possible, procure the recording of the assignment of the trademarks in the relevant public registers. The Seller shall provide all of the required documents and make all of the necessary declarations required to record the relevant Target Companies as registered owner.

14.3.4 To the extent legally possible, the Parties promise (i) not to attack each other regarding intellectual property rights under this provision and (ii) to assist each other against third party attacks.

14.3.5 Any Party, establishing a new business or changing an existing business, shall procure that any used sign (Kennzeichen) does not cause confusion (Verwechslungsgefahr) on the part of the public regarding the used signs which includes the likelihood of the sign and the trademark becoming associated in the mind of the public.

14.4 Insurance regarding Excluded Cable Shield Assets

The Seller is aware that any insurance cover for the Excluded Cable Shield Assets under the insurance policies may either automatically terminate under the insurance policies or be terminated by Tunera or Eraplast Tunisia on or after the Closing Date and that it is a matter for the sole responsibility of the Seller to ensure that the Excluded Cable Shield Assets have adequate insurance cover as from the Closing Date, unless otherwise agreed upon between the Parties. The Seller shall ensure that no insurance claims relating to Excluded Cable Shield Assets will be brought against the Purchasers or any of the Target Companies under any of the terminated insurance policies after the Closing Date. Further details will be covered in the tolling agreement referred to in Section 4.7.2(2).

14.5 Use of Apartment in Training Center in Tunisia

Mr. Aichele and his spouse, Mrs. Aichele-Schnabel, shall be entitled to continue to exclusively use, even after the Closing Date, the apartment in the training center in Tunisia situated on the real estate listed in Annex 7.4.1.a free of charge, provided, however, that this right shall cease to exist, if the real estate listed in Annex 7.4.1.a will have been sold to a third party not belonging to the Technitrol Group.

14.6 Acquisition of Real Estate in Tunisia

Subject to its legal permissibility (rechtliche Zulässigkeit), Mr. Erich Aichele shall, for a period of 24 months as from the Closing Date, have a right to purchase (Ankaufsrecht) approximately 6ha of real estate described in Annex 14.6 (forming part of the Tunisian real estate listed in Annex 7.4.1.a which is owned by Tunera) under a real estate sale and transfer agreement on at-arm's-length terms, particularly providing for (i) a remuneration equaling the book value (Buchwert) of such real estate sold and transferred, (ii) a right to use the currently existing entrance to the real estate listed in Annex 7.4.1.a until a separate new entrance to the real estate listed in Annex 14.6 is permitted by competent authorities and is established, (iii) a right to use the sub-station services (Elektrische Versorgung) pertaining to the real estate listed in Annex 14.6 (iv) an obligation of Mr. Erich Aichele to bear all costs relating to the legal and factual (rechtliche und tatsächliche) separation of the real estate (Teilungskosten), the entering into and the consummation of the real estate sale and transfer agreement and relating to the aforementioned right to use the sub-station services.

Section 15
Pre-Merger Notification

15.1 Notification of the Transactions

15.1.1 The Parties shall use reasonable efforts, within the scope and limits of Section 15.2 below, to obtain merger clearance of the transactions contemplated herein as soon as possible after the date of this Agreement.

15.1.2 The notification to the competent antitrust authorities of the transactions contemplated herein shall be prepared and submitted by the Purchasers in cooperation with the Seller.

15.1.3 The Seller shall (and shall cause the Target Companies to) submit to the Purchasers, as soon as practical before or after the date of this Agreement, all documents, data and other information which, in the reasonable judgment of the Purchasers, may be necessary for the purposes of preparing, amending or supplementing the pre-merger notification.

15.2 Clearance of the Transactions subject to Conditions

If and to the extent that the competent antitrust authorities grant clearance of the transactions contemplated herein only subject to the satisfaction of any conditions (Auflagen oder Bedingungen) by the Seller and/or Mr. Aichele and/or the Purchasers or any of their Affiliated Companies, vis-à-vis each other, the Parties shall not be obliged to satisfy such conditions or to ensure such satisfaction.

15.3 Non-Clearance of the Transactions

If and to the extent that the competent antitrust authorities do not grant clearance of the transactions contemplated herein, the Purchasers shall have the right, but shall not be obliged to, seek any appropriate remedy available under applicable law against such non-clearance. At the request of Purchaser 1 (on behalf of the Purchasers), the Seller, too, shall seek such remedy or participate in any proceedings initiated by the Purchasers for this purpose, each in a manner specified by Purchaser 1.

Section 16
Confidentiality and Press Releases

16.1 Confidentiality in Relation to Target Companies

The Seller, Mr. Aichele and Dr. Baumgartner shall keep strictly confidential all information they have in relation to the Era Business, effectively prevent any access by third parties to this information and shall not use such confidential information for themselves or for any third party except to the extent that the relevant facts or circumstances are publicly known, become publicly known without any violation of this covenant, or the disclosure of which is required by law or under capital markets regulations.

16.2 Confidentiality in Relation to this Agreement and the Parties

The Parties shall (i) keep strictly confidential any information obtained by them in connection with the negotiation and execution of this Agreement with respect to this Agreement, the transactions contemplated herein and the respective other Parties and their Affiliated Companies (except for the Target Companies, to which Section 16.1 shall apply exclusively), (ii) effectively prevent any access by third parties to such information and (iii) shall not use such confidential information for themselves or for any third party except to the extent that the relevant facts or circumstances are publicly known, become publicly known without any violation of this covenant, or the disclosure of which is required by law or under capital markets regulation.

16.3 Passing on of Information

The Parties shall, however, have the right to pass on any information protected in Section 16.2 to other entities of their respective Affiliated Companies necessary for the purposes of the execution and consummation of this Agreement and the transactions contemplated herein.

16.4 Press Statements

Before making any press release or similar voluntary announcement with respect to the transactions contemplated herein, the Parties shall use their best efforts to reach an agreement on the content of such press release or similar voluntary announcement except as may be required by law or capital markets regulations.

Section 17
Costs, transfer taxes, Form 8-K

17.1 Costs of Advisors

Each Party shall bear its own costs and expenses in connection with the preparation, execution and consummation of this Agreement, including, without limitation, any and all professional fees and charges of its advisors, unless provided for otherwise in this Agreement.

17.2 Other Costs; Fees

The costs of the notarization of this Agreement and the fees of the competent antitrust authorities shall be borne by Purchaser 1 and Purchaser 2 jointly and severally.

17.3 Transfer Taxes

Any transfer taxes including, without limitation, real estate transfer tax (Grun-derwerbsteuer), and similar domestic or foreign taxes or charges resulting from the execution and consummation of this Agreement shall be borne by the Seller.

17.4 Form 8-K

In the event Technitrol, Inc. is required to file a Form 8-K with the U.S. Securities and Exchange Commission pursuant to Item 2.01 and Item 9.01 of such Form 8-K (the "Form 8-K") as a result of the consummation of the transactions contemplated in this Agreement (which determination shall be made as soon as practicable after Purchaser 1 (on behalf of the Purchasers) receives the information reasonably requested by it from the Seller in order to make such determination), the Seller agrees to deliver to Purchaser 1, within sufficient time, such consolidated financial statements for the Target Companies, audited by Seller's independent public accountants in accordance with U.S. generally accepted auditing standards and prepared in accordance with or reconciled to GAAP, as required pursuant to Item 9.01 of the Form 8-K, in sufficient time for the Purchasers to timely file the Form 8-K with the SEC. All costs and fees (if any) which may be incurred by the Seller for the above purposes will be promptly anticipated and, in any event, reimbursed by the Purchasers.

Section 18
Assignment of Rights and Obligations

This Agreement and any rights and obligations hereunder cannot be transferred or assigned in whole or in part (i) by any of the Seller, Mr. Aichele or Dr. Baumgartner without the prior written consent of Purchaser 1 (on behalf of the Purchasers) or (ii) by any of the Purchasers without the prior written consent of the Seller and Mr. Aichele. The Purchasers, however, may transfer or assign this Agreement or any rights or obligations hereunder to any company of the Technitrol Group. In the event of any such transfer or assignment, the Purchasers hereby guarantee by an independent promise of guarantee (selbständiges Garantieversprechen) the performance of the obligation of the transferee or assignee pursuant to this Agreement.

Section 19
Seller's Guarantor's Guaranty

The Seller's Guarantor hereby assumes an independent promise of guaranty (selbständiges Garantieversprechen) to the Purchasers for any and all payment obligations of the Seller and Dr. Baumgartner under this Agreement, in particular but not limited to payment obligations from Sections 7 through 11.

Section 20
Notices

20.1 Form of Notice

Any statement of legal significance, notice or other declaration (the "Notices" and each of them as a "Notice") in connection with this Agreement shall be made in writing, unless notarization or any other specific form is required by mandatory law. The written form shall include telefax (but no other transmission by way of telecommunication) and exchange of letters. Any electronic form (e.g. e-mail) shall not replace the written form.

20.2 Notices to the Seller

Any Notice to be given to the Seller hereunder shall be addressed as follows:

era GmbH & Co. KG

Erich Aichele

Gewerbestraße 44

D-75015 Bretten-Gölshausen

Fax: +49 (0) 7032 7806 115

with a copy to: Oppenländer Rechtsanwälte

Dr. Thomas Trölitzsch

Altenbergstraße 3

D-70180 Stuttgart

Fax: + 49 (0) 711 -- 60187-222

20.3 Notices to Purchasers

Any Notice to be given to any of the Purchasers hereunder shall be addressed as follows:

Technitrol, Inc

Drew Moyer

Chief Financial Officer

1210 Northbrook Drive

Suite 470

Trevose, PA 19053-8406

Fax: +1 (215) 355-0119

with a copy to: GREENFORT Rechtsanwälte

Dr. Daniel Röder

Grüneburgweg 149

D-60433 Frankfurt

Fax: +49 (69) 9799 581 0.

20.4 Notices to Seller's Guarantor and Dr. Baumgartner

Any Notice to be given to the Seller's Guarantor hereunder shall be addressed to

Mr. Erich Aichele

Schönbuchstraße 13

D-71083 Herrenberg

Fax: +49 (0) 7032 76599

and in case of Dr. Baumgartner to

Dr. Peter Baumgartner

Forchenweg 6
D-72119 Ammerbuch

Fax: +49 (0) 7073 300926,

in each case with a copy to:

Oppenländer Rechtsanwälte

Dr. Thomas Trölitzsch

Altenbergstraße 3

D-70180 Stuttgart

Fax: + 49 (0) 711 -- 60187-222

20.5 Change of Address

The Parties are to, without being legally obliged to, communicate any change of their respective addresses set forth in Sections 20.2 through 20.4 as soon as possible in writing to the respective other Parties or Guarantors.

20.6 Copies to Advisors

20.6.1 The receipt of copies of Notices hereunder by the Parties' advisors shall not constitute or substitute the receipt of such Notices by the Parties or the Guarantors themselves.

20.6.2 Any Notice hereunder shall be deemed received by a Party regardless of whether any copy of such Notice has been sent to or received by an advisor of such Party or the acting notary, irrespective of whether the delivery of such copy was mandated by this Agreement.

Section 21
Miscellaneous

21.1 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany, excluding the United Nations Convention on Contracts for the International Sale of Goods (CISG).

21.2 Dispute Resolution

21.2.1 None of the Parties shall institute arbitral proceedings according to Section 21.2.2 to resolve a dispute between the Parties, whether arising prior to, at, or after the Closing Date, before that Party has sought to resolve the dispute through direct negotiation with the other Party or Parties. If the dispute is not resolved within thirty days after a demand for direct negotiation, the Parties shall attempt to resolve the dispute through mediation. If the Parties do not promptly agree on a mediator, then either Party may notify the Chamber of Commerce and Trade (Industrie- und Handelskammer) in Frankfurt am Main to initiate selection of a mediator with profound experience in M&A transactions. The fees and expenses of the mediator shall be paid one-half each by the Seller and the Purchasers.

21.2.2 In case the Parties are unable to reach a settlement through mediation, any dispute, controversy or claim arising from or in connection with this Agreement or its validity shall be finally settled by three arbitrators (of which at least two shall be practicing German lawyers (Rechtsanwälte) with profound experience in M&A transactions) in accordance with the Arbitration Rules of the German Institution of Arbitration e.V. (DIS) without recourse to the ordinary courts of law. The place of arbitration shall be Frankfurt am Main. The language of the arbitral proceedings shall be English, provided, however, that written evidence may be submitted in either the English or German language. In the event that mandatory applicable law requires any matter arising out of or in connection with this Agreement and its execution to be decided upon by an ordinary court of law, the competent courts in Frankfurt am Main shall have the exclusive jurisdiction.

21.3 Interpretation

In this Agreement (including the Recitals), unless the context otherwise requires,

21.3.1 references to any German legal concept shall, in respect of any jurisdiction other than the Federal Republic of Germany, be deemed to refer to the equivalent concept in such jurisdiction or, where there is no equivalent concept, to that which most closely approximates to the German legal concept in such jurisdiction;

21.3.2 where a term in a language other than English has been added in parentheses after an English term, the non-English term shall be decisive for the purposes of interpretation of the English term whenever such term is used in this Agreement;

21.3.3 any reference to an agreement, undertaking, commitment or arrangement (or any similar term implying the existence and/or creation of an obligation on the part of any person) shall be taken to refer to all such agreements, undertakings, commitments etc., whether express or implied and whether entered into in writing, orally or implied (konkludent);

21.3.4 the expressions "including", "include", "particularly", "in particular" and any similar expressions shall be construed as being illustrative and shall in no way limit the sense of the words preceding them;

21.3.5 the headings are merely for convenience and shall be disregarded for the purposes of interpreting this Agreement.

21.4 Annexes

The Annexes to this Agreement shall form an integral part of this Agreement.

21.5 Amendments, Supplementation, Suspension

Any amendment, supplementation or suspension of this Agreement, including this provision, shall be valid only if made in writing, except where a stricter form (e.g. notarization) is required under applicable law. Section 20.1 sentences 2 and 3 shall apply accordingly.

21.6 Entire Agreement

Unless otherwise provided for herein, this Agreement constitutes the full understanding of the Parties and the complete and exclusive statements of the terms and conditions of the Parties' agreements relating to the subject matter hereof and supersedes any and all prior agreements and understandings, whether written or oral, that may exist between the Parties with respect to the subject matter of this Agreement or parts thereof. Other than referenced or otherwise mentioned in this Agreement, there are no side agreements to this Agreement.

21.7 Severability

Should any provision of this Agreement be or become invalid, ineffective or unenforceable as a whole or in part, the validity, effectiveness and enforceability of the remaining provisions shall not be affected thereby. Any such invalid, ineffective or unenforceable provision shall be deemed replaced by such valid, effective and enforceable provision as comes closest to the economic intent and purpose of such invalid, ineffective or unenforceable provision as regards subject-matter, amount, time, place and extent. The aforesaid shall apply accordingly to any gap in this Agreement.

The Parties assume that the requirement of notarial form (Section 15 paras 3, 4 GmbHG) is fully observed by the notarization in Zug/Switzerland which is regarded as functionally equivalent (funktionell gleichwertig) to a notarization in Germany. This common market practice has been repeatedly confirmed in the applicable case law and the legal literature. The acting civil notary, Mr. Schnurrenberger, is a renowned notary who observes all requirements for a functionally equivalent notarization meeting the legal standards for a transfer of shares in a German limited liability company (Gesellschaft mit beschränkter Haftung). Should this assumption turn out to be incorrect (e.g. as a consequence of case law to the contrary), the Parties agree that they will not invoke the invalidity and treat each other as if the notarization had been valid. If the Parties deem it necessary they will repeat the notarization in Germany.

The Parties further assume that the requirement of form applicable to this Agreement does not apply to any of the agreements referred to in Section 4.7.2, particularly those referred to in 4.7.2(2) through 4.7.2(6), 4.7.2(8), 4.7.2(13), 4.7.2(15) and 4.7.2(18) in light of the fact that the Parties would have entered into this Agreement irrespective of the conclusion of any or all of the aforementioned agreements. For the avoidance of doubt, the Parties agree that this Agreement shall remain valid and binding should the legal consequence (Rechtsfolge) assumed in the foregoing sentence turn out to be incorrect.

21.8 Duty to Cooperate

The Parties shall co-operate with each other in order to ensure that the purpose of this Agreement is achieved as quickly as, and in the best manner, possible.